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                                                                   Exhibit 10.37

                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 8, 2005

                                      AMONG

                             CLAYTON HOLDINGS, INC.,
                                   AS COMPANY,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                                  BNP PARIBAS,
                             AS ADMINISTRATIVE AGENT

                                       AND

                           JPMORGAN CHASE BANK, N.A.,

                              AS SYNDICATION AGENT

                                   BNP PARIBAS
                      AS LEAD ARRANGER AND SOLE BOOKRUNNER

                            JPMORGAN CHASE BANK, N.A.
                                 AS CO-ARRANGER

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                                TABLE OF CONTENTS

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                                                                                                  PAGE NO.
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
SECTION 1.     DEFINITIONS                                                                               1

     1.1    Certain Defined Terms                                                                        1

     1.2    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement          31

     1.3    Other Definitional Provisions and Rules of Construction                                     31

SECTION 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS                                               32

     2.1    Commitments; Making of Loans; the Register; Optional Notes                                  32

     2.2    Interest on the Loans                                                                       40

     2.3    Fees                                                                                        43

     2.4    Repayments, Prepayments and Reductions in Revolving Loan Commitments; General
            Provisions Regarding Payments; Application of Proceeds of Collateral and Payments
            Under Subsidiary Guaranty                                                                   43

     2.5    Use of Proceeds                                                                             51

     2.6    Special Provisions Governing LIBOR Loans                                                    51

     2.7    Increased Costs; Taxes; Capital Adequacy                                                    53

     2.8    Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate                 59

     2.9    Replacement of a Lender                                                                     59

SECTION 3.     LETTERS OF CREDIT                                                                        60

     3.1    Issuance of Letters of Credit and Lenders' Purchase of Participations Therein               60

     3.2    Letter of Credit Fees                                                                       63

     3.3    Drawings and Reimbursement of Amounts Paid Under Letters of Credit                          63

     3.4    Obligations Absolute                                                                        66

     3.5    Nature of Issuing Lenders' Duties                                                           67

SECTION 4.     CONDITIONS TO LOANS AND LETTERS OF CREDIT                                                68

     4.1    Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans                   68

     4.2    Conditions to All Loans                                                                     75

     4.3    Conditions to Letters of Credit                                                             76
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
SECTION 5.     COMPANY'S REPRESENTATIONS AND WARRANTIES                                                 77

     5.1    Organization, Powers, Qualification, Good Standing, Business and Subsidiaries               77

     5.2    Authorization of Borrowing, etc                                                             78

     5.3    Financial Condition                                                                         78

     5.4    No Material Adverse Change; No Restricted Junior Payments                                   79

     5.5    Title to Properties; Liens; Real Property; Intellectual Property                            79

     5.6    Litigation; Adverse Facts                                                                   80

     5.7    Payment of Taxes                                                                            80

     5.8    Performance of Agreements; Material Contracts                                               81

     5.9    Governmental Regulation                                                                     81

     5.10   Securities Activities                                                                       81

     5.11   Employee Benefit Plans                                                                      82

     5.12   Certain Fees                                                                                83

     5.13   Environmental Protection                                                                    83

     5.14   Employee Matters                                                                            83

     5.15   Solvency                                                                                    83

     5.16   Matters Relating to Collateral                                                              83

     5.17   Disclosure                                                                                  84

     5.18   Subordinated Indebtedness                                                                   85

SECTION 6.     COMPANY'S AFFIRMATIVE COVENANTS                                                          85

     6.1    Financial Statements and Other Reports                                                      85

     6.2    Existence, etc                                                                              90

     6.3    Payment of Taxes and Claims; Tax                                                            91

     6.4    Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation
            Proceeds                                                                                    91

     6.5    Inspection Rights; Lender Meeting                                                           93

     6.6    Compliance with Laws, etc                                                                   93

     6.7    Environmental Matters                                                                       93

     6.8    Execution of Subsidiary Guaranty and Personal Property Collateral Documents After
            the Closing Date                                                                            95

     6.9    Matters Relating to Additional Real Property Collateral                                     96

     6.10   Deposit Accounts, Securities Accounts and Cash Management Systems.                          97

                                      -ii-
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
     6.11   Further Assurances                                                                          97

SECTION 7.     COMPANY'S NEGATIVE COVENANTS                                                             97

     7.1    Indebtedness                                                                                97

     7.2    Liens and Related Matters                                                                   98

     7.3    Investments; Acquisitions                                                                  100

     7.4    Contingent Obligations                                                                     101

     7.5    Restricted Junior Payments                                                                 102

     7.6    Financial Covenants                                                                        102

     7.7    Restriction on Fundamental Changes; Asset Sales                                            104

     7.8    Consolidated Capital Expenditures                                                          105

     7.9    Transactions with Shareholders and Affiliates                                              105

     7.10   Sales and Lease-Backs                                                                      106

     7.11   Conduct of Business                                                                        106

     7.12   Amendments of Documents Relating to Subordinated Indebtedness                              106

     7.13   Fiscal Year                                                                                107

     7.14   OFAC                                                                                       107

SECTION 8.     EVENTS OF DEFAULT                                                                       107

     8.1    Failure to Make Payments When Due                                                          107

     8.2    Default in Other Agreements                                                                107

     8.3    Breach of Certain Covenants                                                                108

     8.4    Breach of Warranty                                                                         108

     8.5    Other Defaults Under Loan Documents                                                        108

     8.6    Involuntary Bankruptcy; Appointment of Receiver, etc                                       108

     8.7    Voluntary Bankruptcy; Appointment of Receiver, etc                                         109

     8.8    Judgments and Attachments                                                                  109

     8.9    Dissolution                                                                                109

     8.10   Employee Benefit Plans                                                                     110

     8.11   Change in Control                                                                          110

     8.12   Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations              110

SECTION 9.     ADMINISTRATIVE AGENT                                                                    111

     9.1    Appointment                                                                                111

     9.2    Powers and Duties; General Immunity                                                        113

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
     9.3    Independent Investigation by Lenders; No Responsibility For Appraisal of
            Creditworthiness                                                                           114

     9.4    Right to Indemnity                                                                         115

     9.5    Resignation of Agents; Successor Administrative Agent and Swing Line Lender                115

     9.6    Collateral Documents and Subsidiary Guaranty                                               116

     9.7    Duties of Other Agents                                                                     117

     9.8    Administrative Agent May File Proofs of Claim                                              117

SECTION 10.    MISCELLANEOUS                                                                           118

     10.1   Successors and Assigns; Assignments and Participations in Loans and Letters of
            Credit                                                                                     118

     10.2   Expenses                                                                                   122

     10.3   Indemnity                                                                                  123

     10.4   Set-Off                                                                                    124

     10.5   Ratable Sharing                                                                            124

     10.6   Amendments and Waivers                                                                     125

     10.7   Independence of Covenants                                                                  127

     10.8   Notices; Effectiveness of Signatures                                                       127

     10.9   Survival of Representations, Warranties and Agreements                                     128

     10.10  Failure or Indulgence Not Waiver; Remedies Cumulative                                      128

     10.11  Marshalling; Payments Set Aside                                                            128

     10.12  Severability                                                                               128

     10.13  Obligations Several; Independent Nature of Lenders' Rights; Damage Waiver                  129

     10.14  Release of Security Interest or Guaranty                                                   129

     10.15  Applicable Law                                                                             130

     10.16  Construction of Agreement; Nature of Relationship                                          130

     10.17  Consent to Jurisdiction and Service of Process                                             130

     10.18  Waiver of Jury Trial                                                                       131

     10.19  Confidentiality                                                                            132

     10.20  USA Patriot Act                                                                            133

     10.21  Counterparts; Effectiveness                                                                133

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EXHIBITS

            I        FORM OF NOTICE OF BORROWING

            II       FORM OF NOTICE OF CONVERSION/CONTINUATION

            III      FORM OF REQUEST FOR ISSUANCE

            IV       FORM OF TERM NOTE

            V        FORM OF REVOLVING NOTE

            VI       FORM OF SWING LINE NOTE

            VII      FORM OF COMPLIANCE CERTIFICATE

            VIII     FORM OF OPINION OF COMPANY COUNSEL

            IX       FORM OF ASSIGNMENT AGREEMENT

            X        FORM OF FINANCIAL CONDITION CERTIFICATE

            XI       FORM OF SUBSIDIARY GUARANTY

            XII      FORM OF SECURITY AGREEMENT

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                                    SCHEDULES

            1.1      EXAMPLE CALCULATION OF CONSOLIDATED EBITDA

            2.1      REVOLVING LENDERS' COMMITMENTS AND PRO RATA SHARES

            4.1C     CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

            4.1L     CLOSING DATE MORTGAGED PROPERTIES

            5.1      SUBSIDIARIES OF COMPANY

            5.5B     REAL PROPERTY

            5.5C     INTELLECTUAL PROPERTY

            5.13     ENVIRONMENTAL MATTERS

            5.17     DISCLOSURE

            7.1      PERMITTED INDEBTEDNESS

            7.2      CERTAIN EXISTING LIENS

            7.3      CERTAIN EXISTING INVESTMENTS

            7.4      CONTINGENT OBLIGATIONS

            7.9      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

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                             CLAYTON HOLDINGS, INC.

                                CREDIT AGREEMENT

               This CREDIT AGREEMENT is dated as of December 8, 2005 and entered into by and among CLAYTON HOLDINGS, INC., a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), JPMORGAN CHASE BANK, N.A., as syndication agent for Lenders (in such capacity, "SYNDICATION AGENT") and BNP PARIBAS ("BNP PARIBAS"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                 R E C I T A L S

               WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $190,000,000, consisting of (a) $150,000,000 aggregate principal amount of Term Loans (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), the proceeds of which will be used to fund the Recapitalization and to pay fees, commissions and expenses related thereto, and
(b) up to $40,000,000 aggregate principal amount of Revolving Loans, the proceeds of which will be used to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

               WHEREAS, Company has agreed to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, for the benefit of Lenders, a First Priority Lien on substantially all of its fee owned real property and its personal and mixed property, including a pledge of the Capital Stock of each of its Domestic Subsidiaries and 66% of the Capital Stock of each of its first tier Foreign Subsidiaries; and

               WHEREAS, All of the Domestic Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent for the benefit of Lenders, a First Priority Lien on substantially all of their fee owned real property and their personal and mixed property, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and 66% of the Capital Stock of their first tier Foreign Subsidiaries;

               NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, and Administrative Agent agree as follows:

SECTION 1.     DEFINITIONS

               1.1    CERTAIN DEFINED TERMS.

               The following terms used in this Agreement shall have the following meanings:

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               "ADDITIONAL MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 6.9.

               "ADDITIONAL MORTGAGE" has the meaning assigned to that term in subsection 6.9.

               "ADJUSTED LIBOR" means, for each Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1% determined pursuant to the following formula:

               Adjusted LIBOR =                 LIBOR
                                 -----------------------------------
                                 1.00 - Eurodollar Reserve Percentage

Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

               "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

               "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

               "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

               "AFFILIATE" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed to be an "Affiliate" of any Loan Party or any Affiliate thereof.

               "AGENTS" means Administrative Agent and Syndication Agent.

               "AGGREGATE AMOUNT DUE" has the meaning assigned to that term in subsection 10.5.

               "AGREEMENT" means this Credit Agreement dated as of December 8, 2005, as it may be amended, supplemented or otherwise modified from time to time.

               "APPLICABLE CONSOLIDATED LEVERAGE RATIO" means, at any time, the ratio of (i) Consolidated Total Debt (minus all Cash and Cash Equivalents held by any Loan Party subject to a First Priority Lien) at such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters most recently ended as of the date for which a Compliance Certificate has been most recently delivered pursuant to subsection 6.1(v).

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               "APPROVED FUND" means a Fund that is administered or managed by
(i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

               "ASSET SALE" means the sale (x) by Company or any of its Subsidiaries to any Person other than Company or any Subsidiary Guarantor or (y) by any Foreign Subsidiary to any Person other than Company or any of its Subsidiaries of, in each case, (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory (or other assets) sold, licensed, leased or disposed of in the ordinary course of business, (b) Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection and (d) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $100,000 or less).

               "ASSIGNMENT AGREEMENT" means an Assignment and Assumption Agreement in substantially the form of EXHIBIT IX annexed hereto.

               "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

               "BASE RATE" means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If, for any reason, Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regards to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

               "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

               "BASE RATE MARGIN" means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

               "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, the term Business Day shall mean any day which is a Business Day described in clause (i) and

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which is also a day for trading by and between banks in Dollar deposits in the
London interbank market.

               "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

               "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

               "CASH" means money, currency or a credit balance in a Deposit Account.

               "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

               "CHANGE IN CONTROL" means any of the following: (a) at any time prior to the consummation of an initial public offering of any of Company's equity Securities, Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least a majority of the issued and outstanding shares of Capital Stock of Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Company; (b) at any time after the consummation of an initial public offering of any of Company's equity Securities, (I) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 30% of the capital stock of Company, AND (II) any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding Permitted Holders, shall become the beneficial owner, directly or indirectly, of greater than 30% of the then outstanding voting stock of the Company; or (c) during any period of twelve (12) consecutive months, the Governing Body of the Company shall not consist of a majority of the Continuing Members. As used herein, the term "beneficially own" or "beneficial ownership"

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shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

               "CLASS" means, as applied to Lenders, each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

               "CLOSING DATE" means December 8, 2005, the date on which the initial Loans are made.

               "CLOSING DATE MORTGAGE" has the meaning assigned to that term in subsection 4.1L.

               "CLOSING DATE MORTGAGE POLICIES" has the meaning assigned to that term in subsection 4.1L.

               "CLOSING DATE MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 4.1L.

               "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

               "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Security Agreement.

               "COLLATERAL DOCUMENTS" means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

               "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

               "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A and subsection 3.3B.

               "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

               "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT VII annexed hereto.

               "CONFIDENTIAL INFORMATION MEMORANDUM" means the Confidential Information Memorandum dated November 2005 circulated by Administrative Agent in connection with the syndication of the Loans and the Commitments.

               "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, without duplication, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; PROVIDED that for purposes of this definition, the purchase price of assets that are purchased simultaneously with the trade-in of existing assets of a similar type and nature or with the application of Net Insurance/Condemnation Proceeds or Net Asset Sale Proceeds (to the extent permitted hereunder) shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such net proceeds, as the case may be; and PROVIDED, FURTHER that Consolidated Capital Expenditures shall exclude (i) acquisition costs in Permitted Acquisitions, and (ii) costs of leasehold improvements to the extent either paid for by landlords or, if paid for by the Company or any of its Subsidiaries, reimbursed by landlords, in each case so long as neither the Company nor any of its Subsidiaries has any obligation to pay, reimburse or repay, as the case may be, any portion of such amounts in any circumstances.

               "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period EXCLUDING, HOWEVER, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs); PROVIDED that for the period from the Closing Date through the first anniversary of the Closing Date, Consolidated Cash Interest Expense shall be calculated as of any date of determination by multiplying Consolidated Cash Interest Expense from the Closing Date through such date of determination by a fraction the numerator of which is 365 and the denominator of which is the number of days elapsed since the Closing Date as of such date of determination.

               "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

               "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases.

               "CONSOLIDATED EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) payment of or provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items, including without limitation stock based compensation expense, impairment of goodwill and non-cash charges in respect of rent (other

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than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (vii) Transaction Costs incurred during such period, provided such costs were incurred within 60 days after the Closing Date, (viii) non-recurring or extraordinary costs or losses and costs attributable to discontinued operations (including, without limitation, operations disposed of during such period, whether or not such operations were classified as discontinued) incurred in such period, PROVIDED that the aggregate amount of such other non-recurring or extraordinary costs included in this clause (viii) shall not exceed $1,000,000 in any one Fiscal Year or $3,000,000 in the aggregate from and after the Closing Date, (ix) reasonable and customary expenses incurred in such period and associated with an initial public offering of Company's equity Securities; PROVIDED that the aggregate amount of such expenses included in this clause (ix) shall not exceed $2,500,000, (x) non-recurring costs and expenses incurred in connection with Permitted Acquisitions, but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, LESS other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP. An example calculation of Consolidated EBITDA for the first and second Fiscal Quarters of Fiscal Year 2005 is provided on SCHEDULE 1.1. Notwithstanding anything to the contrary above, Consolidated EBITDA shall be deemed to be $9,814,000 for the Second Fiscal Quarter 2005.

               "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, (b) the Consolidated Working Capital Adjustment, and (c) any amounts deducted in the calculation of Consolidated Net Income for such period that were paid, incurred or accrued in violation of any of the provisions of this Agreement MINUS (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments, and repayments of Indebtedness that was incurred in violation of subsection 7.1), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures) made in accordance with subsection 7.8, (c) cash expenditures in connection with Permitted Acquisitions to the extent not deducted in the calculation of Consolidated Net Income, (d) Consolidated Cash Interest Expense in respect of Indebtedness incurred in compliance with subsection 7.1, (e) taxes based on income of Company and its Subsidiaries and paid in cash during such period, and
(f) amounts described in clauses (vii) through (x) of the definition of Consolidated EBITDA to the extent incurred in such period and included in Consolidated EBITDA for such period.

               "CONSOLIDATED EXCESS CASH FLOW PERCENTAGE" has the meaning assigned to that term in subsection 2.4B(iii)(e).

               "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt (including, without limitation, the scheduled payments of a portion of any Capital Leases that are not attributable to the Consolidated Cash Interest Expense) with respect to such period and (iii) cash taxes based on income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements (and minus net payments received under Interest Rate Agreements), and amounts referred to in subsection 2.3(a) payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, less interest income.

               "CONSOLIDATED LEVERAGE RATIO" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt (MINUS all Cash and Cash Equivalents held by any Loan Party on the last day of such Fiscal Quarter subject to a First Priority Lien) as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

               "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and
(v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

               "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

               "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

               "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

               "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

               "CONTINUING MEMBER" means, as of any date of determination any member of the Governing Body of Company who (i) was a member of such Governing Body on the Closing Date, or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved, or (iii) was nominated for election or elected to such Governing Body by the Sponsor.

               "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

               "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent, entered into in connection with any Deposit Account, security account or commodity account maintained by Company or any of its Subsidiaries, pursuant to which the financial institution at which such account is maintained confirms and acknowledges Administrative Agent's security interest in, and after the occurrence and during the continuance of an Event of Default and delivery of written notice, sole control over, such account and limits its rights to set-off with respect to amounts in such account.

               "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic exchange rate cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

               "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account (including disbursement accounts, remittance accounts and zero balance accounts) maintained with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

               "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

               "DOMESTIC SUBSIDIARY" means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

               "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; PROVIDED that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is acceptable to Administrative Agent; and (B) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; PROVIDED that none of the Sponsor, any Loan Party or any Affiliate of any Sponsor or any Loan Party shall be an Eligible Assignee.

               "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or has been maintained or contributed to by Company or, any of its Subsidiaries or any of their respective ERISA Affiliates.

               "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               "ENVIRONMENTAL LAWS" means any and all current or future common law duties or obligations, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity,

(ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and any regulations and interpretations promulgated thereunder.

               "ERISA AFFILIATE", as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely with respect to liability under Section 4980B of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition to the extent that such Person or such Subsidiary could reasonably be expected to have any liability with respect thereto under the Internal Revenue Code or ERISA.

               "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of

ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under the Internal Revenue Code, ERISA, or other applicable law in respect of an Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan;
(x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xii) with respect to any Foreign Plan, any event that under any applicable law is similar or analogous to those events described above in clauses (i) through (xi).

               "EURODOLLAR RESERVE PERCENTAGE" means the reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period.

               "EVENT OF DEFAULT" means each of the events set forth in Section
8.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

               "EXCHANGE RATE" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 noon (New York City time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

               "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder, (i) Taxes that are imposed on the overall net income or net profits of such Person (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Person is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Person and such jurisdiction (other than any such connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which Company is located, (iii) any withholding or backup withholding tax that (x) is imposed on amounts payable to a Lender (other than a Lender that becomes a party to this Agreement pursuant to subsection 2.9 hereof) at the time it becomes a party hereto (or designates a new lending office) or
(y) is attributable to such Lender's failure (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B, and (iv) Taxes imposed as a result of such Person's gross negligence or willful misconduct.

               "EXISTING CREDIT AGREEMENT" means that certain Credit Agreement, dated as of August 2, 2004, by and among Company (successor-in-interest to Clayton GRP, Inc.), the financial institutions party thereto and Madison Capital Funding LLC, as administrative agent, as amended to the date hereof.

               "EXISTING INDEBTEDNESS" means the Existing Credit Agreement and the other existing Indebtedness of Company and its Subsidiaries for borrowed money as set forth in SCHEDULE 7.1 annexed hereto and all guaranties, collateral arrangements and other material agreements and undertakings with respect thereto.

               "EXISTING SUBORDINATED DEBT DOCUMENTS" means each of the Subordinated Note Purchase Agreements dated as of May 24, 2004 and August 12, 2004 among Company and the holders of the Subordinated Indebtedness issued thereunder and all other documents issued in connection therewith.

               "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter owned or leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

               "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1% equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

               "FINANCIAL OFFICER" means the chief executive officer, chief financial officer or treasurer.

               "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xiii).

               "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 7.2) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

               "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

               "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on the Fiscal Year End.

               "FISCAL YEAR END" means, for any Fiscal Year, December 31.

               "FLOOD HAZARD PROPERTY" means a Closing Date Mortgaged Property or an Additional Mortgaged Property in each case located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

               "FOREIGN PLAN" means any plan, policy, or arrangement for the benefit of any employee maintained by Company or any of its Subsidiaries that is either mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

               "FOREIGN PLEDGE AGREEMENT" means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Administrative Agent, as such Foreign Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

               "FOREIGN SUBSIDIARY" means any Subsidiary of Company that is not a Domestic Subsidiary.

               "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

               "FUNDED DEBT" shall mean (i) all Indebtedness, and any other liabilities, and obligations, now existing or hereafter arising, for money borrowed by the Loan Parties (which shall be deemed to include all notes issued or other liabilities or obligations for money borrowed by any Loan Party to its shareholders), whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any Indebtedness for money borrowed from an Affiliate of any Loan Party) and (ii) without duplication, all Indebtedness of others for money borrowed (including Indebtedness of an Affiliate of any Loan Party) with respect to which any Loan Party has become liable by way of a guarantee or indemnity. The term "Funded Debt" shall not include any trade payables or other liabilities not for borrowed money (or guarantees thereof) incurred in the ordinary course of business and constituting current obligations of the Loan Parties.

               "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent and Swing Line Lender located at 787 Seventh Avenue, New York, New York 10019, or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

               "FUNDING DATE" means the date of funding of a Loan.

               "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles as in effect in the United States of America and set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

               "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

               "GOVERNMENT AUTHORITY" means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

               "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

               "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

               "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

               "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

               "INDEBTEDNESS" means as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written investment, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

               "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

               "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

               "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

               "INSOLVENCY EVENT" means, with respect to any Person, that (i) a court with jurisdiction over such Person shall enter a decree or order for relief in respect of the Person or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or such Person or any of its Subsidiaries shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or an involuntary case shall be commenced against such Person or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Person or any of its Subsidiaries for all or a substantial part of its property; or (ii) a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Person or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged.

               "INSOLVENCY OR LIQUIDATION PROCEEDING" means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Loan Party as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party as a debtor or with respect to any substantial part of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

               "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries taken as a whole.

               "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; PROVIDED that in the case of each Interest Period of longer than three months "INTEREST PAYMENT DATE" shall also include the date that is three months, or any integral multiple thereof, after the commencement of such Interest Period.

               "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

               "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

               "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

               "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

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               "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its wholly-owned Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving and relocation, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment PLUS the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

               "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

               "IP FILING OFFICE" means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

               "ISSUING LENDER" means, with respect to any Letter of Credit, the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

               "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

               "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; PROVIDED that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

               "LENDER HEDGE AGREEMENT" means any Hedge Agreement entered into by Company or any of its Subsidiaries and one or more Lenders or Affiliates thereof pursuant to the terms of this Agreement.

               "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

               "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding PLUS (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company. For purposes of this definition, any amounts described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued at the applicable Exchange Rate for such currency as of the applicable date of determination.

               "LIBOR" means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the London interbank offered rate, rounded upward, if necessary, to the nearest 1/100 of 1%, equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on that service or any successor service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 A.M. (London time), on the Interest Rate Determination Date for such Interest Period. If the LIBOR rate for an Interest Period cannot be determined pursuant to the preceding sentence, then the LIBOR rate for such Interest Period shall be determined on the basis of the rates at which deposits in Dollars are offered to BNP Paribas at approximately 11:00 A.M. (London time) on the Interest Rate Determination Date for such Interest Period, and on an amount that is approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable. Administrative Agent will request the principal London office of BNP Paribas to provide a quotation of its rate.

               "LIBOR LOANS" means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

               "LIBOR MARGIN" means the margin over Adjusted LIBOR used in determining the rate of interest of LIBOR Loans pursuant to subsection 2.2A.

               "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

               "LOAN" or "LOANS" means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

               "LOAN DOCUMENTS" means this Agreement, the Notes, any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit, the Subsidiary Guaranty, the Collateral Documents, each Compliance Certificate, each fee letter, and each other instrument, document and agreement from time to time delivered by any Loan Party pursuant to this Agreement or any other Loan Document and all amendments, waivers and consents relating thereto.

               "LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

               "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

               "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole, or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

               "MATERIAL CONTRACT" means any contract (excluding customary engagement letters) to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

               "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT" has the meaning assigned to that term in subsection 7.8.

               "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in form and substance satisfactory to Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments, including any Additional Mortgages, collectively.

               "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is or has been a "multiemployer plan" as defined in Section 3(37) of ERISA.

               "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, NET OF any bona fide direct costs or expenses incurred by any Loan Party in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable by any Loan Party within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) commissions, fees, legal and accounting expenses, and all other costs and expenses incurred in connection with such Asset Sale and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof or under applicable law as a result of such Asset

Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party.

               "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Company, or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any
(a) actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof and (b) any reasonable costs incurred in connection with any sale of such assets as referred to in clause
(ii) of this definition including, without limitation, income taxes payable as a result of any gain recognized in connection therewith.

               "NET SECURITIES PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from (i) the issuance of Securities of or the incurrence of Indebtedness by Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Company.

               "NON-CONSENTING LENDER" has the meaning assigned to that term in subsection 2.9.

               "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

               "NOTES" means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

               "NOTICE OF BORROWING" means a notice substantially in the form of
EXHIBIT I annexed hereto.

               "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto.

               "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest (including interest accruing on or after the occurrence of an Insolvency Event), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

               "OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor office or agency.

               "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as any of the foregoing.

               "OFFICER'S CERTIFICATE" as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

               "OPERATING LEASE" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

               "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

               "OTHER TAXES" means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Documents or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

               "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

               "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

               "PERMITTED ACQUISITION" has the meaning assigned to that term in subsection 7.3(ix).

               "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

               (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

               (ii) Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

               (iii) deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral (other than such deposits) on account thereof;

               (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

               (v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

               (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

               (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to;

               (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

               (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (x) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

               (xi)   Liens granted pursuant to the Collateral Documents;

               (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

               (xiii) Liens in respect of an agreement to sell or otherwise transfer any property, to the extent such sale or transfer is permitted by subsection 7.7.

               "PERMITTED HOLDERS" means (i) Sponsor or any entity controlled thereby or any of the partners thereof and/or (ii) any of the Permitted Transferees of any Person in clause (i) hereof.

               "PERMITTED TRANSFEREES" means, with respect to any Person, (i) any Affiliates of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Company.

               "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

               "PLEDGED COLLATERAL" means collectively, the "Pledged Collateral" as defined in the Security Agreement and any Foreign Pledge Agreement.

               "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

               "PRICING CERTIFICATE" means an Officer's Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

               "PRIME RATE" means the rate that BNP Paribas in New York announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to Company or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BNP Paribas or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

               "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

               "PRO FORMA BASIS" means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any Permitted Acquisition, (ii) any Asset Sale of a Subsidiary or operating entity or (iii) any incurrence of Indebtedness being given PRO FORMA effect or any incurrence of Indebtedness in connection with any Permitted Acquisition being given PRO FORMA effect (including (a) pro forma adjustments arising out of events which are directly attributable to the Acquisition, the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, (b) pro forma adjustments reasonably acceptable to Administrative Agent arising out of operating expense reductions attributable to such transaction being given PRO FORMA effect that (1) have been realized or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reductions of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead and
(c) such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by a Financial Officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).

               "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by DIVIDING (x) the Term Loan Exposure of that Lender BY (y) the aggregate Term Loan Exposure of all Lenders,
(ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by DIVIDING (x) the Revolving Loan Exposure of that Lender BY (y) the aggregate Revolving Loan Exposure of all Lenders, and
(iii) for all other purposes with respect to each Lender, the percentage obtained by DIVIDING (x) the sum of the Term Loan Exposure of that Lender PLUS the Revolving Loan Exposure of that Lender BY (y) the sum of the aggregate Term Loan Exposure of all Lenders PLUS the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 or required pursuant to subsection 10.5. The initial Pro Rata Share of each Revolving Lender for purposes of each of clause (ii) of the preceding sentence is set forth opposite the name of that Lender in SCHEDULE 2.1 annexed hereto.

               "REAL PROPERTY ASSET" means, at any time of determination, any fee interest then owned by any Loan Party in any real property.

               "RECAPITALIZATION" means the recapitalization of the Company in which the Existing Indebtedness under the Existing Credit Agreement and under the Existing Subordinated Debt Documents will be repaid on the Closing Date and the Recapitalization Payment will be made on or about the Closing Date, in each case with the proceeds of the Term Loans and certain cash-on-hand of the Company.

               "RECAPITALIZATION PAYMENT" means the application by the Company of the proceeds of the Term Loans and cash-on-hand on or about the Closing Date towards an earn-out payment to the founding stockholders of Clayton Services, Inc. and a dividend by the Company to its preferred stockholders in an aggregate amount not to exceed $70,000,000.

               "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iii)(b).

               "REGISTER" has the meaning assigned to that term in subsection 2.1D.

               "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

               "RELATED PARTIES" has the meaning assigned to that term in subsection 9.1A.

               "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or including the movement of any Hazardous Materials through into or out of the air, soil, surface water, groundwater or property.

               "REQUEST FOR ISSUANCE" means a request substantially in the form of EXHIBIT III annexed hereto.

               "REQUISITE CLASS LENDERS" means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

               "REQUISITE LENDERS" means Lenders having or holding more than 50% of the SUM of the aggregate Term Loan Exposure of all Lenders PLUS the aggregate Revolving Loan Exposure of all Lenders.

               "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

               "REVOLVING LENDER" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

               "REVOLVING LOAN COMMITMENT" means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Revolving Lenders in the aggregate.

               "REVOLVING LOAN COMMITMENT AMOUNT" means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

               "REVOLVING LOAN COMMITMENT TERMINATION DATE" means December 8, 2011.

               "REVOLVING LOAN EXPOSURE" means, with respect to any Revolving Lender, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender PLUS (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) PLUS (c) the aggregate amount of all participations deemed PURCHASED by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit PLUS (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) PLUS (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

               "REVOLVING LOANS" means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

               "REVOLVING NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1E and (ii) any promissory notes issued by Company pursuant to 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Revolving Lenders, in each case substantially in the form of EXHIBIT V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

               "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

               "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

               "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

               "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date, substantially in the form of EXHIBIT XII annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

               "SOLVENT" means, with respect to any Person, that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "SPONSOR" means TA Associates, Inc.

               "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries, (ii) workers' compensation liabilities of Company or any of its Subsidiaries,

(iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, and (vi) other obligations of the Company or any of its Subsidiaries in the ordinary course of business.

               "STATED MATURITY DATE" means December 8, 2011.

               "SUBORDINATED INDEBTEDNESS" means any indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

               "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

               "SUBSIDIARY GUARANTOR" means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

               "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by existing Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of
EXHIBIT XI annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

               "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

               "SWING LINE LENDER" means Administrative Agent, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

               "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

               "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

               "SWING LINE NOTE" means (i) the promissory note of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory note issued by Company to any successor Administrative Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, in each case substantially in the form of EXHIBIT VI annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

               "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

               "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

               "TERM LOAN COMMITMENT" means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and "TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

               "TERM LOAN EXPOSURE" with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, that Lender's Term Loan Commitment, and (ii), after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

               "TERM LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

               "TERM NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders and (ii) any promissory notes issued by Company pursuant to subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case, substantially in the form of EXHIBIT IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

               "TITLE COMPANY" means one or more title insurance companies reasonably satisfactory to Administrative Agent."

               "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans PLUS (ii) the aggregate principal amount of all outstanding Swing Line Loans PLUS (iii) the Letter of Credit Usage.

               "TRANSACTION COSTS" means all fees, costs, expenses, premiums, termination payments and prepayment penalties incurred by any Loan Party on or before the Closing Date (or promptly thereafter in connection with the transactions occurring on the Closing Date) in connection with the transactions contemplated by the Loan Documents, including write-off of deferred financing costs.

               "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

               "UNASSERTED OBLIGATIONS" means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

               1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

               A. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses
(ii), (iii), (iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), PROVIDED that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

               B. Notwithstanding anything to the contrary contained herein, financial ratios and other financial calculations pursuant to this Agreement (other than pursuant to subsection 7.8) shall, following any Permitted Acquisition or any Asset Sale of a Subsidiary or operating entity, be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such transaction.

               1.3    OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

               A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

               B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

               C. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with subsection 10.6 hereof or otherwise cured.

               D. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the scope of such general statement, term or matter.

               E. Any reference herein or in any other Loan Document to any agreement, document or instrument, including this Agreement, the Notes, the other Loan Documents and any schedules or exhibits thereto, unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted (or not restricted) hereunder or under the applicable Loan Document.

SECTION 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

               2.1    COMMITMENTS; MAKING OF LOANS; THE REGISTER; OPTIONAL
                      NOTES.

               A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i) and 2.1A(ii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

               (i) TERM LOANS. Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender's Term Loan shall be set forth in the Register on the Closing Date and the aggregate amount of the Term Loan Commitments is $150,000,000; PROVIDED that the Term Loan Commitment of each Lender shall be adjusted to give effect to any assignments of such Term Loan Commitment pursuant to subsection 10.1B. Each Lender's Term Loan Commitment shall expire immediately and without further action at 11:59 p.m. New York time on December 8, 2005 if the Term Loans are not made on or before that time. Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

               (ii) REVOLVING LOANS. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $40,000,000; PROVIDED that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4 and increased from time to time by the amount of any increases thereto made pursuant to subsection 2.1(iv). Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; PROVIDED that each Revolving Lender's Revolving Loan Commitment shall expire immediately and without further action at 11:59 p.m. New York time on December 8, 2005 if the Term Loans are not made on or before that time. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

               Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

               (iii)  SWING LINE LOANS.

                      (a) GENERAL PROVISIONS. Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; PROVIDED that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment

               Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; PROVIDED that the Swing Line Loan Commitment shall expire immediately and without further action at 11:59 p.m. New York time on December 8, 2005 if the Term Loans are not made on or before that time. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

               Anything contained in this Agreement to the contrary notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

                      (b) SWING LINE LOAN PREPAYMENT WITH PROCEEDS OF REVOLVING LOANS. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i)(a), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any Insolvency or Liquidation Proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

                      (c) SWING LINE LOAN ASSIGNMENTS. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason
               (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

                      (d) REVOLVING LENDERS' OBLIGATIONS. Anything contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender's obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; PROVIDED that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

               (iv) ADDITIONAL COMMITMENTS. Company may from time to time, by notice to Administrative Agent, request that, on the terms and subject to the conditions contained in this Agreement, Lenders and/or other financial institutions not then a party to this Agreement, that are approved by Administrative Agent (such approval not to be unreasonably withheld or delayed), provide up to an aggregate amount of $10,000,000 in additional Revolving Loan Commitments; PROVIDED that no Event of Default or Potential Event of Default shall have occurred and be continuing or result from such additional Revolving Loan Commitments. Upon receipt of such notice and an Officer's Certificate as to the satisfaction of the foregoing condition, Administrative Agent shall use all commercially reasonable efforts to arrange for Lenders or other financial institutions approved of by Administrative Agent (such approval not to be unreasonably withheld or delayed) to provide such additional Revolving Loan Commitments. Alternatively, any Lender may commit to provide the full amount of the requested additional Revolving Loan Commitments and then offer portions of such additional Revolving Loan Commitments to the other Lenders or other financial institutions, subject to the approval of Administrative Agent (such approval not to be unreasonably withheld or delayed). Nothing contained in this paragraph or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Revolving Loan Commitments. If and to the extent that any Lenders and/or other financial institutions agree, in their sole discretion, to provide any such additional Revolving Loan Commitments on the terms and conditions set forth herein, (i) the aggregate amount of the Revolving Loan Commitments shall be increased by the amount of the additional Revolving Loan Commitments agreed to be so provided, (ii) the Pro Rata Shares of the respective Lenders in respect of the Revolving Loan Commitments shall be proportionally adjusted, (iii) if necessary, at such time and in such manner as Company and Administrative Agent shall agree, the Lenders who have in their sole discretion agreed to provide such additional Revolving Loan Commitments shall purchase and assume outstanding Loans and participations in outstanding Letters of Credit so as to cause the amount of such Loans and participations in Letters of Credit held by each Lender to conform to the respective percentages of the applicable Revolving Loan Commitments of the Lenders as so adjusted, and (iv) Company shall execute and deliver any additional Notes as any Lender may reasonably request or other amendments or modifications to this Agreement or any other Loan Document as Administrative Agent may reasonably request. In connection with the additional Revolving Loan Commitments provided for in this subsection 2.1A(iv), conforming amendments shall be made to this Agreement and the other Loan Documents to reflect such additional Revolving Loans Commitments, including, without limitation, if applicable, conforming amendments: (i) to provide for the additional Revolving Loans Commitments to share ratably in the benefits of this Agreement and the other Loan Documents (including the accrued interest in respect thereof) with the other Loans made under this Agreement, (ii) to Sections 1 and 2 to provide, among other things, for the additional Revolving Loan Commitments to share ratably with the applicable Loans in the application of prepayments, and
     (iii) to include Lenders of the additional Revolving Loan Commitments in any determination of Lenders, Requisite Lenders, Requisite Class Lenders and Pro Rata Share. Any such amendment shall become effective when executed by the Administrative Agent and each Lender providing such additional Revolving Loan Commitments. Notwithstanding anything in this Agreement expressed or implied to the contrary (including, without limitation in subsection 10.6), nothing herein shall be construed to require consent from Lenders that are not lenders of such additional Revolving Loan Commitments to the incurrence of the additional Revolving Loan Commitments in compliance with this subsection 2.1A(iv), and shall supersede any provisions in subsection 10.6 to the contrary.

               B. BORROWING MECHANICS. Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount; PROVIDED that Loans, made as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

               Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

               Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

               Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

               Notwithstanding the foregoing provisions of this subsection 2.1B, no LIBOR Loans may be made and no Base Rate Loan may be converted into a LIBOR Loan until the earlier of the seventh day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Commitments and the Loans has been completed.

               C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing. Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent no later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent no later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.1 (in the case of Loans made on the Closing Date) and subsection
4.2 (in the case of all Loans), Administrative

Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

               Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

               D. THE REGISTER. Administrative Agent, acting for these purposes solely as a nonfiduciary agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loan, Revolving Loans and Swing Line Loans of each Lender from time to time (the "REGISTER"). Administrative Agent shall make the Register available for inspection by the Company and the Lenders upon reasonable prior notice at reasonable times, PROVIDED that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans. This section 2.1D shall be construed so that the Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations.

               E. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Term Loan, Revolving Loans or, in the case of the Swing Line Lender, Swing Line Loans, substantially in the form of
EXHIBIT IV, EXHIBIT V or EXHIBIT VI, annexed hereto, respectively, with appropriate insertions.

               2.2    INTEREST ON THE LOANS.

               A.     RATE OF INTEREST. Subject to the provisions of subsections
2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or LIBOR. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

               (i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                      (a) if a Base Rate Loan, then at the sum of the Base Rate PLUS 2.00% per annum; or

                      (b) if a LIBOR Loan, then at the sum of Adjusted LIBOR PLUS 3.00% per annum.

               B. INTEREST PERIODS. In connection with each Base Rate Loan, interest shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year, and in connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; PROVIDED that:

               (i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

               (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

               (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Stated Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans or Swing Line Loans shall extend beyond the Revolving Loan Commitment Termination Date;

               (vi) there shall be no more than ten Interest Periods outstanding at any time; and

               (vii) in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

               C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); PROVIDED that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i)(a), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

               D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $1,000,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $100,000 in excess of that amount as a LIBOR Loan; PROVIDED, HOWEVER, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto unless Company pays on such conversion date all amounts owing to Lenders under subsection 2.6D ; PROVIDED, FURTHER that, until the earlier of the seventh day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Commitments and the Loan has been completed, no Base Rate Loans may be converted into LIBOR Loans.

               Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall notify each Lender of any Loan subject to the Notice of Conversion/Continuation.

               E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default under any of subsections 8.1, 8.6 or 8.7, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any Insolvency or Liquidation Proceeding) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); PROVIDED that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

               F. COMPUTATION OF INTEREST. Interest on the Loans and on other Obligations shall be computed (i) in the case of Base Rate Loans and on other Obligations other than LIBOR Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

               G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

               2.3    FEES.

               A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Revolving Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Commitment Termination Date in an amount equal to the average of the daily excess of the Revolving Loan Commitment Amount over the Total Utilization of Revolving Loan Commitments (excluding Swing Line Loans) MULTIPLIED BY 0.50% per annum, such commitment fees to be calculated on the basis of a 365-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

               B. OTHER FEES. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

               2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

               A. SCHEDULED PAYMENTS OF TERM LOANS. Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

                     DATE              SCHEDULED REPAYMENT
                     ----              -------------------
               March 31, 2006             $     375,000
               June 30, 2006              $     375,000

                     DATE              SCHEDULED REPAYMENT
                     ----              -------------------
               September 30, 2006         $     375,000
               December 31, 2006          $     375,000
               March 31, 2007             $     375,000
               June 30, 2007              $     375,000
               September 30, 2007         $     375,000
               December 31, 2007          $     375,000
               March 31, 2008             $     375,000
               June 30, 2008              $     375,000
               September 30, 2008         $     375,000
               December 31, 2008          $     375,000
               March 31, 2009             $     375,000
               June 30, 2009              $     375,000
               September 30, 2009         $     375,000
               December 31, 2009          $     375,000
               March 31, 2010             $     375,000
               June 30, 2010              $     375,000
               September 30, 2010         $     375,000
               December 31, 2010          $     375,000
               March 31, 2011             $  35,625,000
               June 30, 2011              $  35,625,000
               September 30, 2011         $  35,625,000
               Stated Maturity Date       $  35,625,000
               TOTAL:                     $ 150,000,000

; PROVIDED that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and PROVIDED, FURTHER that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Stated Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

               B. PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN COMMITMENT AMOUNT.

               (i)    VOLUNTARY PREPAYMENTS AND PREPAYMENT PREMIUM.

                      (a) Company may, upon written or telephonic notice to Administrative Agent on or prior to 1:00 P.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 1:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount; PROVIDED, HOWEVER, that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company complies with subsection 2.6D with respect to any breakage costs resulting from such prepayment being made on a date prior to the expiration of the applicable Interest Period. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

                      (b) If the Term Loans are voluntarily prepaid prior to and including the first anniversary of the Closing Date, or if the Term Loans become due prior to such date pursuant to Section 8 of this Agreement, Company shall pay Lenders a prepayment premium equal to 1.00% of the principal amount of the Term Loans being prepaid or becoming due; PROVIDED, HOWEVER, that if the Term Loans are prepaid from Net Securities Proceeds of (i) an initial public offering of equity Securities of Company or (ii) a sale of Company or substantially all of the assets of Company, no prepayment premium will apply. Term Loans may be prepaid without prepayment premium after the first anniversary of the Closing Date.

               (ii) VOLUNTARY REDUCTIONS OF REVOLVING LOAN COMMITMENTS. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days' prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction;

     PROVIDED that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount. Company's notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitment Amount shall be effective on the date specified in Company's notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv).

               (iii) MANDATORY PREPAYMENTS. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

                      (a) PREPAYMENTS AND REDUCTIONS FROM NET ASSET SALE PROCEEDS. No later than five (5) Business Days following the receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either
               (1) prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer's Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in other assets of the general type used in the business of Company and its Subsidiaries within 180 days of such date of receipt and
               (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; PROVIDED, HOWEVER, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds may be applied to prepay any outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof. In addition, Company shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans (and/or the Revolving Loan Commitment Amount shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds.

                      (b)  PREPAYMENTS AND REDUCTIONS FROM NET
               INSURANCE/CONDEMNATION PROCEEDS. No later than the five (5) Business Days following the receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitment Amount pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                      (c) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF EQUITY SECURITIES. On the date of receipt of the Net Securities Proceeds from the issuance of any equity Securities of Company or any other Subsidiary of Company after the Closing Date (excluding, Net Securities Proceeds from (i) the issuance of equity Securities by a Subsidiary to another Subsidiary or to Company (to the extent not prohibited by this Agreement), (ii) the issuance of equity Securities invested in Permitted Acquisitions,
               (iii) the issuance of equity Securities invested in Consolidated Capital Expenditures, (iv) the issuance of equity Securities in connection with employee stock purchase plans, option plans and similar plans made available to the employees of any Loan Party, and the issuance of equity Securities upon exercise of options pursuant to such plans, and (v) the issuance of equity Securities of Company through an initial and any follow-on public offerings of equity Securities of Company), Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

                      (d) PREPAYMENTS AND REDUCTIONS DUE TO ISSUANCE OF INDEBTEDNESS. On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company or any of its other Subsidiaries after the Closing Date (other than Indebtedness permitted pursuant to subsection 7.1), Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

                      (e) PREPAYMENTS AND REDUCTIONS FROM CONSOLIDATED EXCESS CASH FLOW. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending on December 31, 2006), Company shall, no later than 125 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to 50% (the "CONSOLIDATED EXCESS CASH FLOW PERCENTAGE") of such Consolidated Excess Cash Flow; PROVIDED that if the Applicable Consolidated Leverage Ratio as of the end of such Fiscal Year is 2.50:1.00 or less, no prepayment or reduction shall be required, and PROVIDED, FURTHER, that any prepayments and/or reductions required under this subsection (e), shall be reduced on a dollar for dollar basis by the amount of any voluntary prepayment of Term Loans made during such Fiscal Year (it being agreed, however, that such credit may not be carried forward to subsequent years).

                      (f) CALCULATIONS OF NET PROCEEDS AMOUNTS; ADDITIONAL PREPAYMENTS AND REDUCTIONS BASED ON SUBSEQUENT CALCULATIONS. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                      (g) PREPAYMENTS DUE TO REDUCTIONS OR RESTRICTIONS OF REVOLVING LOAN COMMITMENT AMOUNT. Company shall from time to time prepay FIRST the Swing Line Loans and SECOND the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary (1) so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount then in effect if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Security Agreement, such amount shall, at the request of Company, be released to Company.

               (iv) APPLICATION OF PREPAYMENTS AND UNSCHEDULED REDUCTIONS OF REVOLVING LOAN COMMITMENT AMOUNT.

                      (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS AND ORDER OF MATURITY. Any voluntary prepayments pursuant to subsection 2.4B(i)(a) shall be applied as specified by Company in the applicable notice of prepayment; PROVIDED that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied FIRST to repay outstanding Swing Line Loans to the full extent thereof, SECOND to repay outstanding Revolving Loans to the full extent thereof, and THIRD to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i)(a) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment.

                      (b) APPLICATION OF MANDATORY PREPAYMENTS BY TYPE OF LOANS. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e) shall, be applied FIRST to prepay the Term Loans to the full extent thereof, SECOND, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof, and THIRD, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (and, after prepaying all Revolving Loans, to Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account).

                      (c) APPLICATION OF MANDATORY PREPAYMENTS OF TERM LOANS AND THE SCHEDULED INSTALLMENTS OF PRINCIPAL THEREOF. Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A that is unpaid at the time of such prepayment.

                      (d) APPLICATION OF PREPAYMENTS TO BASE RATE LOANS AND LIBOR LOANS. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

                      (e) APPLICATION OF UNSCHEDULED REDUCTIONS OF THE REVOLVING LOAN COMMITMENT AMOUNT. Any voluntary reduction of the Revolving Loan Commitment Amount pursuant to subsection 2.4B(ii) shall be in proportion of each Lender's Pro Rata Share.

               C.     GENERAL PROVISIONS REGARDING PAYMENTS.

               (i) MANNER AND TIME OF PAYMENT. All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent no later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders. Funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

               (ii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

               (iii) APPORTIONMENT OF PAYMENTS. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3 and subsection 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

               (iv) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

               (v) NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

               D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT.

               Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

               (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by

     Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

               (ii) thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Lender Hedge Agreement for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

               (iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

               2.5    USE OF PROCEEDS.

               A. TERM LOANS. The proceeds of the Term Loans shall be applied by the Company (i) to refinance Existing Indebtedness, (ii) to make the Recapitalization Payment and (iii) to pay related fees and expenses.

               B. REVOLVING LOANS AND SWING LINE LOANS. The proceeds of the Revolving Loans and Swing Line Loans shall be applied by Company for the issuance of Letters of Credit and for working capital and other general corporate purposes, which may include (i) the making of intercompany loans to any Subsidiary Guarantor in accordance with subsection 7.1(iv), for their own general corporate purposes and (ii) Permitted Acquisitions; PROVIDED that, the proceeds of Revolving Loans and Swing Line Loans applied to finance Permitted Acquisitions shall not at any time exceed $40,000,000, and the proceeds of Revolving Loans and Swing Line Loans applied for any other purpose shall not at any time exceed $30,000,000.

               C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

               2.6    SPECIAL PROVISIONS GOVERNING LIBOR LOANS.

               Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

               A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be final conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

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

               B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final, conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and such Lenders that the circumstances giving rise to such notice no longer exist and
(ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

               C. ILLEGALITY OR IMPRACTICABILITY OF LIBOR LOANS. In the event that on any date any Lender shall have determined (which determination shall be final, conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and
(d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of

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

any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

               D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding any loss of profit such as the LIBOR Margin) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company, and (iv) as a consequence of any other default by Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

               E. BOOKING OF LIBOR LOANS. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

               F.     ASSUMPTIONS CONCERNING FUNDING OF LIBOR LOANS.
Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

               G. LIBOR LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or Event of Default, if Requisite Lenders so elect, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection
4.2 cannot then be satisfied, to be rescinded by Company.

               2.7    INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

               A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date such Lender became a Lender, or compliance by such Lender with any guideline, request or directive issued or made after the date such Lender became a Lender hereunder by any central bank or other Government Authority (whether or not having the force of law):

               (i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

               (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of LIBOR); or

               (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; PROVIDED that Company shall not be obligated to pay such additional amounts to the extent such additional amounts are incurred more than nine (9) months prior to the giving of such statement; provided, further, that, if such law, rule, regulation, order, guideline, request or other legal requirement giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof.

               B.     TAXES.

               (i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

               (ii) GROSSING-UP OF PAYMENTS. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                      (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                      (b) Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                      (c) If such Tax is an Indemnified Tax or an Other Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including deductions or withholdings applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                      (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

               (iii) INDEMNIFICATION BY COMPANY. Company shall indemnify Administrative Agent and each Lender, within 10 day s after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

               (iv) TAX STATUS OF LENDERS. Unless not legally entitled to do so:

                      (a) any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

                      (b) any Non-US Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

                      (c) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Non-US Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

                           (1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

                           (2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

                           (3) in the case of a Non-US Lender claiming the benefits of the exemption "portfolio interest" under
                      Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Non-US Lender is not (i) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or
                      (iii) a controlled foreign corporation described in
                      Section 881(c)(3)(C) of the Internal Revenue Code and (b) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

                           (4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax, in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

                      (d) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Non-US Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Non-US Lender becomes a Lender, or on such later date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

                           (1) duly executed and properly completed copies of the forms and statements required to be provided by such Non-US Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

                           (2) duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Non-US Lender, together with any information, if any, such Non-US Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender;

                      (e) without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Non-US Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

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                      (f)  without limiting the generality of the foregoing,
               each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                      (g) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iv)(c)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iv); PROVIDED that if such Lender shall have satisfied the requirements of subsection 2.7B(iv)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iv) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iv)(a).

               C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender's intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive,

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no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

               2.8 STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

               A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement.

               B. MITIGATION. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; PROVIDED that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

               2.9    REPLACEMENT OF A LENDER.

               If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a "NON-CONSENTING LENDER") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a "SUBJECT LENDER"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder and (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a "back-to-back" letter of credit) are made), Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B;

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PROVIDED that, prior to or concurrently with such replacement, (1) the Subject
Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

SECTION 3.     LETTERS OF CREDIT

               3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

               A. LETTERS OF CREDIT. In addition to Company requesting that Lenders make Loans pursuant to subsection 2.1A, Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the general corporate purposes of Company or a Subsidiary of Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; PROVIDED that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

               (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

               (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $5,000,000;

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               (iii)  any Standby Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; PROVIDED that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and PROVIDED, FURTHER that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

               (iv) any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy
     Code);

               (v)    any Commercial Letter of Credit having an expiration date
     (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

               (vi) any Letter of Credit denominated in a currency other than Dollars or the other currencies approved by the Administrative Agent and the Issuing Lender.

               B.     MECHANICS OF ISSUANCE.

               (i) REQUEST FOR ISSUANCE. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 P.M. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.

               Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company

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     shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

               (ii) DETERMINATION OF ISSUING LENDER. Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent's Revolving Loan Commitment then in effect.

               (iii) ISSUANCE OF LETTER OF CREDIT. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

               (iv) NOTIFICATION TO REVOLVING LENDERS. Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Standby Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender's respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Upon receipt of such report, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof.

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               C.     REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS
OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

               3.2    LETTER OF CREDIT FEES.

               Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

               (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.125% per annum of the daily amount available to be drawn under such Letter of Credit, PROVIDED that the amount of such fronting fee shall be at least $500 and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Margin for the Revolving Loans multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 365-day year for the actual number of days elapsed; and

               (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination (such date to be determined at the discretion of Administrative Agent).

               3.3 DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

               A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

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               B.     REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF
CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds equal to the amount of such payment; PROVIDED that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and Administrative Agent shall promptly notify each Revolving Lender of the proposed borrowing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and PROVIDED, FURTHER that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

               C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

               (i) PAYMENT BY REVOLVING LENDERS. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, no later than 1:00 P.M. (New York City time) on the first Business Day after the date notified by

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     Administrative Agent, and Administrative Agent shall make available to such
     Issuing Lender in Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence, bad faith or willful misconduct on the part of such Issuing Lender.

               (ii) DISTRIBUTION TO LENDERS OF REIMBURSEMENTS RECEIVED FROM COMPANY. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall (or, to the extent that Administrative Agent receives any such payment directly, it shall) distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender's Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

               D.     INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

               (i) PAYMENT OF INTEREST BY COMPANY. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the

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     period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

               (ii) DISTRIBUTION OF INTEREST PAYMENTS BY ADMINISTRATIVE AGENT. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender that paid such drawing) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender's Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

               E. CASH COLLATERALIZATION. If Administrative Agent notifies Company at any time that, due to a fluctuation in the applicable Exchange Rate or otherwise, the Letter of Credit Usage at such time exceeds 105% of the sublimit for Letters of Credit specified in subsection 3.1A(ii), then Company shall Cash collaterize any such Letters of Credit to the extent of such excess. For purposes hereof or any other Loan Document that calls for Cash collateralization of Letters of Credit, (i) such Cash collateralization shall be accomplished by depositing Cash in the Collateral Account established pursuant to the Security Agreement, which amount shall constitute Collateral and shall be subject to the provisions of the Security Agreement and (ii) full Cash collateralization of a Letter of Credit shall require Cash collateral equal to 105% of the face amount of such Letter of Credit.

               3.4    OBLIGATIONS ABSOLUTE.

               The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit;

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               (ii)   the existence of any claim, set-off, defense or other
     right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

               (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

               (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

               (vi) any breach of this Agreement or any other Loan Document by any party thereto;

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

               (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

PROVIDED, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

               3.5    NATURE OF ISSUING LENDERS' DUTIES.

               As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any

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such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or
(viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

               In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

               Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4.     CONDITIONS TO LOANS AND LETTERS OF CREDIT

               The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

               4.1    CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND
     `                SWING LINE LOANS.

               The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

               A.     LOAN PARTY DOCUMENTS.  On or before the Closing
Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

               (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization and dated a recent date prior to the Closing Date or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization;

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               (ii)   Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

               (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

               (iv) Executed originals of the Loan Documents to which such Person is a party; and

               (v) Such other documents as Administrative Agent may reasonably request.

               B. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3B.

               C. CORPORATE STRUCTURE. The corporate organizational structure of Company and its Subsidiaries after giving effect to the Recapitalization shall be as set forth on SCHEDULE 4.1C annexed hereto.

               D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which the Loan Documents provide shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; PROVIDED that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

               E. FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS. On or before the Closing Date, Lenders shall have received (i) audited financial statements of Company and/or its predecessors and their respective Subsidiaries for Fiscal Years 2002, 2003 and 2004, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, together with the report thereon of Grant Thornton LLP or Ernst & Young LLP and in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the consolidated financial condition of Company and/or its predecessors and their respective Subsidiaries, as at the dates indicated and the results of their operations for the periods indicated, (ii) unaudited financial statements of Company and its Subsidiaries as at the end of each Fiscal Quarter ended

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more than 45 days prior to the Closing Date and monthly financial statements for any monthly period ending after the most recent Fiscal Quarter and more than 30 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the periods indicated, all in reasonable detail and certified by the chief financial officer of Company that they fairly present in all material respects the consolidated financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from review by independent accountants and normal year-end adjustments, (iii) pro forma consolidated balance sheets of Company and its Subsidiaries as at September 30, 2005, reflecting the Recapitalization and the transactions contemplated by the Loan Documents, and (iv) a consolidated plan and financial forecast for the six-year period after the Closing Date, including forecasted balance sheet, consolidated statements of income, and cash flows of Company and its Subsidiaries on a quarterly basis for the quarter ending
December 31, 2005 and for Fiscal Year 2006 and on an annual basis for each Fiscal Year thereafter during such period, together with an explanation of the assumptions on which such forecasts are based. Each of the foregoing financial statements shall (1) be in form and substance reasonably satisfactory to Administrative Agent, (2) be substantially consistent with any financial statements for the same periods delivered to Administrative Agent prior to the Closing Date, and (3) in the case of such financial statements for subsequent periods, be substantially consistent with any projected financial results for such periods delivered to Administrative Agent prior to the Closing Date.

               F. OPINIONS OF COUNSEL TO LOAN PARTIES. Administrative Agent shall have received originally executed copies of one or more favorable written opinions of Goodwin Procter LLP, counsel for Loan Parties, and of Hogan & Houston LLP, Colorado counsel to the Loan Parties incorporated in Colorado, in form and substance reasonably satisfactory to Administrative Agent and its counsel, addressed to Administrative Agent and Lenders and dated as of the Closing Date and setting forth substantially the matters in the opinions designated in EXHIBIT VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Administrative Agent).

               G. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received an Officer's Certificate of Company dated the Closing Date, substantially in the form of EXHIBIT X annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Recapitalization and the transactions contemplated by the Loan Documents, Company and its Subsidiaries on a consolidated basis, will be Solvent.

               H. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

               I. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations and all

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consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

               J.     [Intentionally Omitted.]

               K. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 4.1L, Administrative Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority Lien in the entire personal property Collateral. Such actions shall include the following:

               (i) STOCK CERTIFICATES AND INSTRUMENTS. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock pledged pursuant to the Security Agreement and any Foreign Pledge Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

               (ii) LIEN SEARCHES AND UCC TERMINATION STATEMENTS. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements disclosed in such search (other than any such financing statements in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

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               (iii)  UCC FINANCING STATEMENTS. Delivery to Administrative Agent
     of duly completed UCC financing statements and, where appropriate, consignment filings, as the case may be, duly executed by each applicable Loan Party (if required) with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

               (iv) PTO COVER SHEETS, ETC. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

               (v) CONTROL AGREEMENTS. Deliver to Administrative Agent of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

               (vi) CERTIFICATES OF TITLE, ETC. Delivery to Administrative Agent of certificates of title with respect to all motor vehicles and other rolling stock of Loan Parties and the taking of all actions necessary to cause Administrative Agent to be noted as lienholder thereon or otherwise necessary to perfect the First Priority Lien granted to Administrative Agent on behalf of Lenders in such rolling stock; PROVIDED, HOWEVER, that the Administrative Agent may waive the requirement to deliver certificates of title for motor vehicles.

               (vii) FOREIGN PLEDGE AGREEMENTS. Execution and delivery to Administrative Agent of Foreign Pledge Agreements with respect to 66% of the Capital Stock owned by Company or a Subsidiary Guarantor of all Foreign Subsidiaries with respect to which Administrative Agent deems a Foreign Pledge Agreement necessary or advisable to perfect or otherwise protect the First Priority Liens granted to Administrative Agent on behalf of Lenders in such Capital Stock, and the taking of all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect such First Priority Liens; and

               (viii) OPINIONS OF LOCAL COUNSEL. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party is organized with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

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               L.     CLOSING DATE MORTGAGES; CLOSING DATE MORTGAGE POLICIES;
ETC. To the extent the Company or any Subsidiary Guarantor owns any Real Property Asset, Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor:

               (i) CLOSING DATE MORTGAGES. Fully executed and notarized Mortgages (each a "CLOSING DATE MORTGAGE" and, collectively, the "CLOSING DATE MORTGAGES"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in SCHEDULE 4.1L annexed hereto (each a "CLOSING DATE MORTGAGED PROPERTY" and, collectively, the "CLOSING DATE MORTGAGED PROPERTIES");

               (ii) OPINIONS OF LOCAL COUNSEL. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

               (iii) TITLE INSURANCE. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "CLOSING DATE MORTGAGE POLICIES") issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of SCHEDULE 4.1L annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and
     (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

               (iv) TITLE REPORTS. With respect to each Closing Date Mortgaged Property listed in Part B of SCHEDULE 4.1L annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

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               (v)    COPIES OF DOCUMENTS RELATING TO TITLE EXCEPTIONS.  Copies
     of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1L(iv);

               (vi) MATTERS RELATING TO FLOOD HAZARD PROPERTIES. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

               (vii) ENVIRONMENTAL INDEMNITY. If requested by Administrative Agent, an environmental indemnity agreement, satisfactory in form and substance to Administrative Agent and its counsel, with respect to the indemnification of Administrative Agent and Lenders for any liabilities that may be imposed on or incurred by any of them as a result of any Hazardous Materials Activity.

               M. MATTERS RELATING TO EXISTING INDEBTEDNESS OF COMPANY AND ITS SUBSIDIARIES.

               (i) TERMINATION OF EXISTING CREDIT AGREEMENT AND RELATED LIENS. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release, or to permit Administrative Agent to release, all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto.

               (ii) EXISTING INDEBTEDNESS TO REMAIN OUTSTANDING. The Existing Indebtedness described as remaining outstanding after the Closing Date in
     Schedule 7.1 annexed hereto shall remain outstanding.

               N.     CONSUMMATION OF THE RECAPITALIZATION.

               (i)    The Recapitalization Payment shall not exceed $70,000,000.

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               (ii)   There shall not be an Event of Default or Potential Event
     of Default after giving effect to the Recapitalization.

               O. NO MATERIAL ADVERSE CHANGE. Since December 31, 2004, nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which Administrative Agent determines could reasonably be expected to have a Material Adverse Effect.

               P. LITIGATION. No litigation by any entity (private or governmental) shall be pending or, to the knowledge of Company or their respective Subsidiaries, threatened with respect to this Agreement, any other Loan Document, or any other documentation executed in connection herewith or with respect to the transactions contemplated hereby, or which the Administrative Agent shall determine could reasonably be expected to have a Material Adverse Effect.

               Q.     CERTIFICATE REGARDING FINANCIAL CONDITION. On the
Closing Date, Company shall have delivered to Administrative Agent an Officer's Certificate executed by the chief financial officer of the Company certifying that the Consolidated EBITDA for the twelve-month period ending September 30, 2005, calculated on a PRO-FORMA basis as if the Recapitalization and the other transactions consummated on the Closing Date had occurred at the beginning of such period is not less than $40,000,000 together with calculations demonstrating the foregoing in form and substance reasonably satisfactory to Administrative Agent.

               R. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

               4.2    CONDITIONS TO ALL LOANS.

               The obligation of each Lender to make Loans on each Funding Date is subject to the following further conditions precedent:

               A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

               B.     As of that Funding Date:

               (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which

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     case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; PROVIDED, that, if a representation and warranty, covenant or condition is qualified as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition;

               (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

               (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

               (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date; and

               (v) With respect to any borrowings under the Revolving Credit Facility, since December 31, 2004, nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which Administrative Agent determines could reasonably be expected to have (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole, or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

               (vi) With respect to any borrowings under the Revolving Credit Facility, after giving effect to such borrowings, (i) the proceeds of Revolving Loans and Swing Line Loans applied to finance Permitted Acquisitions shall not exceed $40,00,000 and (ii) the proceeds of Revolving Loans and Swing Line Loans applied for any other purpose shall not exceed $30,000,000.

               4.3    CONDITIONS TO LETTERS OF CREDIT.

               The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

               A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

               B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection

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3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

               C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.     COMPANY'S REPRESENTATIONS AND WARRANTIES

               In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

               5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

               A. ORGANIZATION AND POWERS. Each of Company and its Subsidiaries is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in SCHEDULE 5.1 annexed hereto. Each of Company and its Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

               B. QUALIFICATION AND GOOD STANDING. Each of Company and its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

               C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

               D. SUBSIDIARIES. All of the Subsidiaries of Company and their jurisdictions of organization are identified in SCHEDULE 5.1 annexed hereto, as said SCHEDULE 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The Capital Stock of each of the Subsidiaries of Company identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and, with respect to Subsidiaries which are corporations, nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever

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necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. SCHEDULE 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

               5.2    AUTHORIZATION OF BORROWING, ETC.

               A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

               B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in each case, to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

               C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization.

               D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

               5.3    FINANCIAL CONDITION.

               Company has heretofore delivered to Lenders, at Lenders' request, the financial statements and information described in subsection 4.1E. All such statements other than pro forma financial statements and financial plans and forecasts were prepared in conformity with

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GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, (a) in the case of any such unaudited financial statements, to changes resulting from review by independent accountants and normal year-end adjustments and (b) in the case of interim financials, the absence of footnotes. Neither Company nor any of its Subsidiaries have (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or, with respect to audited statements, the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or, with respect to audited statements, the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries and required to be so reflected in accordance with GAAP (it being understood that such contingent liabilities in most instances are not required to be reflected in financial statements but only described in the notes thereto and such notes will be prepared only in connection with annual audited statements).

               5.4    NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

               Since December 31, 2004, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since the Closing Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

               5.5 TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY.

               A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

               B. REAL PROPERTY. As of the Closing Date, SCHEDULE 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each leasehold interest in real property, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in SCHEDULE 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately

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preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles, except where the failure to be in full force and effect, the existence of any default or the failure of any such agreement to be a legal, valid, binding and enforceable obligation has not had and could not reasonably be expected to have a Material Adverse Effect.

               C. INTELLECTUAL PROPERTY. As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Company and its Subsidiaries does not infringe on (i) the rights of any Person other than the right of any Person or entity under any patent and (ii) to the knowledge of the Company and its Subsidiaries, the rights of any Person or entity under any patent, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Company or any of its Subsidiaries on the Closing Date are described on SCHEDULE 5.5C annexed hereto.

               5.6    LITIGATION; ADVERSE FACTS.

               There are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting any Loan Party or any property of any Loan Party and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

               5.7    PAYMENT OF TAXES.

               Except to the extent permitted by subsection 6.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all material

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assessments, fees and other governmental charges upon Company and its
Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor and in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien.

               5.8    PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

               A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

               B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

               5.9    GOVERNMENTAL REGULATION.

               Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

               5.10   SECURITIES ACTIVITIES.

               A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

               B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

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               5.11   EMPLOYEE BENEFIT PLANS.

               A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and applicable law and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable opinion letter from the Internal Revenue Service with respect to legislation for which the Internal Revenue Service currently issues such letters, and nothing has occurred subsequent to the issuance of such opinion letter that could cause such Employee Benefit Plan to lose its qualified status.

               B. No ERISA Event has occurred or is reasonably expected to occur.

               C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. .

               D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000.

               E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report exists, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $500,000.

               F. With respect to each Foreign Plan: (i) each Foreign Plan that is intended to be tax qualified or tax registered is so qualified or registered, and no action or failure to act on the part of Company and its Subsidiaries could cause the loss of such qualification or registration; (ii) each Foreign Plan complies, and has at all times during all relevant limitations periods, complied both in form and in operation in all material respects with the requirements of applicable law; (iii) each Foreign Plan is fully funded to the extent and as required by applicable law, (iv) the Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, (v) with respect to each Foreign Plan, reserves have been established on the accounting statements of the plan sponsor sufficient to fully discharge all projected benefit payment obligations due under, and all other liabilities in respect of, such Foreign Plan; and (vi) no other liability or obligation, in each case whether absolute or contingent, of the Company or any Subsidiary of the Company exists with respect to such Foreign Plan that has not been fully disclosed in a publicly available United States federal securities filing.

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               5.12   CERTAIN FEES.

               No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

               5.13   ENVIRONMENTAL PROTECTION.

               Except as set forth in SCHEDULE 5.13 annexed hereto, as of the Closing Date:

               (i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

               (ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

               (iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries; and

               (iv) Company and its Subsidiaries have been and are in compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws.

               5.14   EMPLOYEE MATTERS.

               There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

               5.15   SOLVENCY.

               Company and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations on any date on which this representation is made, will be, Solvent.

               5.16   MATTERS RELATING TO COLLATERAL.

               A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken to date pursuant to subsections 4.1K, 4.1L, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any

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Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent, for the benefit of Lenders, as security for the Obligations, a valid First Priority Lien on all of the Collateral (except as provided to the contrary in the Security Agreement), and all filings and other actions necessary or desirable to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements to be prepared and filed by Administrative Agent (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

               B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A, except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities and except as may be required by laws generally affecting the exercise of rights and remedies of a secured party and mortgagee or as may be required by Governmental Authorities with regulatory oversight of Administrative Agent.

               C. ABSENCE OF THIRD-PARTY FILINGS. Except for filings perfecting Liens permitted under subsection 7.2A and filings naming Administrative Agent as secured party, in accordance with this Agreement and the other Loan Documents, (i) no effective UCC financing statement, or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

               D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

               5.17   DISCLOSURE.

               As of the Closing Date, the representations and warranties of each Loan Party contained in the Confidential Information Memorandum, in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and PRO FORMA financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that

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such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Closing Date, there are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

               5.18   SUBORDINATED INDEBTEDNESS.

     The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Subordinated Indebtedness of Company and its Subsidiaries.

SECTION 6.     COMPANY'S AFFIRMATIVE COVENANTS

               Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation, expiration or Cash collateralization of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

               6.1    FINANCIAL STATEMENTS AND OTHER REPORTS.

               Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent for delivery to the Lenders:

               (i) EVENTS OF DEFAULT, ETC.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any written notice (other than to Administrative Agent) of a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

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               (ii)   MONTHLY FINANCIALS: prior to the consummation of an
     initial public offering of any of Company's equity Securities, as soon as available and in any event within 45 days after the end of each month, (a) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such month, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

               (iii) QUARTERLY FINANCIALS: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, (a) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such Fiscal Quarter, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the lack of footnotes, and (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; PROVIDED, HOWEVER, that, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by the delivery of the quarterly financials of Company on Form 10-Q for the relevant Fiscal Quarter, signed by the duly authorized officer or officers of Company;

               (iv) YEAR-END FINANCIALS: as soon as available and in any event within 120 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year and (c) in the case of such consolidated financial statements, a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; PROVIDED, HOWEVER, that, so long as Company is required to file reports under Section 13 of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by the delivery of, the year-end financials of Company on Form 10-K for such Fiscal Year, signed by the duly authorized officer or officers of Company;

               (v) PRICING AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance at the end of the applicable accounting periods with the restrictions contained in subsection 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 45th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

               (vi) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles or policies from those used in the preparation of the audited financial

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     statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles or policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for the current Fiscal Year to the effective date of such change prepared on a PRO FORMA basis as if such change had been in effect during such period, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iv) or
     (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

               (vii) ACCOUNTANTS' CERTIFICATION: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants addressed to the Board of Directors of Company giving the report thereon stating whether, in connection with their audit examination, any condition or event has come to their attention causing them to believe that Company failed to comply with any terms, covenants, provisions or conditions in subsections
     7.1 through 7.11 and 7.13, insofar as they relate to accounting matters and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

               (viii) ACCOUNTANTS' REPORTS: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all written reports submitted to Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

               (ix) SEC FILINGS AND PRESS RELEASES: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

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               (x)    LITIGATION OR OTHER PROCEEDINGS: (a) promptly upon any
     Officer of Company obtaining knowledge of (1) the institution of any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

                           (x) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                           (y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within forty-five days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $1,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

               (xi) ERISA EVENTS: promptly upon becoming aware of the occurrence or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

               (xii) ERISA NOTICES: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

               (xiii) FINANCIAL PLANS: as soon as practicable and in any event prior to the beginning of each Fiscal Year, a consolidated and consolidating summary plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including (a) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with a PRO FORMA Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each quarter of such Fiscal Year, together with

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     an explanation of the assumptions on which such forecasts are based, and
     (c) the amount of forecasted unallocated overhead for such Fiscal Year;

               (xiv) INSURANCE: together with the financial statements delivered pursuant to clause (iii) above, a certificate in form and substance reasonably satisfactory to Administrative Agent (which shall be from an insurance broker and consistent with past practices) outlining all material insurance coverage maintained as of the date of such certificate by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year and confirming the status of Administrative Agent as additional insured and/or loss payee under all such insurance to the extent required by subsection 6.4;

               (xv) GOVERNING BODY: with reasonable promptness, written notice of any change in the Governing Body of Company;

               (xvi) NEW SUBSIDIARIES, ETC.: promptly upon (a) any Person becoming a Subsidiary of Company, (b) any Subsidiary being dissolved, or
     (c) any change in name, holders of ownership interest or jurisdiction of formation of any Subsidiary, a written notice setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of Company or any Subsidiary dissolved or changed its name or jurisdiction of incorporation and (2) all of the data required to be set forth in SCHEDULE
     5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement SCHEDULE
     5.1 annexed hereto for all purposes of this Agreement);

               (xvii) MATERIAL CONTRACTS: promptly, and in any event within ten Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

               (xviii) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

               6.2    EXISTENCE, ETC.

               Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence in the jurisdiction of organization specified on
SCHEDULE 5.1 (as supplemented from time to time) and (b) all rights and franchises material to its business; PROVIDED, HOWEVER that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and

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that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

               6.3    PAYMENT OF TAXES AND CLAIMS; TAX

               A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED that no such tax, assessment, charge or claim need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a Tax or claim, which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim or (b) the nonpayment thereof was due to an inadvertent mistake or oversight, it is promptly paid upon discovery of such nonpayment, and such failure could not reasonably be expected to have a Material Adverse Effect.

               B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

               6.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS

               A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property, except to the extent that any or all of the Company and its Subsidiaries determine, in such entity's reasonable business judgment, that it is no longer necessary or desirable in the conduct of its business) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof required for the conduct of their business.

               B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or

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cause to be maintained (i) flood insurance with respect to each Flood Hazard
Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a lender (or, as the case may be, mortgagee) loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent as the lender (or, as the case may be, mortgagee) loss payee thereunder for any covered loss in excess of $2,000,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy. In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Administrative Agent a certificate from Company's insurance broker or other evidence satisfactory to Administrative Agent that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder.

               C.     APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

               (i) BUSINESS INTERRUPTION INSURANCE. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsections 2.4B and 2.4D;

               (ii) NET INSURANCE/CONDEMNATION PROCEEDS RECEIVED BY ADMINISTRATIVE AGENT OR LOAN PARTIES. Upon receipt by (a) Administrative Agent or (b) Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds (other than any business interruption insurance proceeds pursuant to clause (i) above), in the case of clause
     (a), Company hereby authorizes Administrative Agent to apply, and in the case of clause (b), Company shall apply, an amount equal to such Net Insurance/Condemnation Proceeds, to prepay the Loans and/or to reduce the Revolving Loan Commitment Amount as provided in subsection 2.4B; PROVIDED, HOWEVER, that if no Event of Default or Potential Event of Default shall have occurred and is continuing, the Loans shall not be required to be prepaid and the Commitment shall not be reduced by such an amount; PROVIDED, FURTHER, that if no Event of Default or Potential Event of Default shall have occurred and is continuing, Net Insurance/Condemnation Proceeds shall be delivered to Company, if Company delivers to Administrative Agent an Officer's Certificate setting forth (A) that portion of such Net Insurance/Condemnation Proceeds (the "PROPOSED INSURANCE REINVESTMENT PROCEEDS") that Company or such Subsidiary intends to use within 180 days of such date of receipt to pay or reimburse the costs of repairing, restoring or

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     replacing the assets in respect of which such Net Insurance/Condemnation
     Proceeds were received and (B) the proposed use of the Proposed Insurance Reinvestment Proceeds and such other information with respect to such proposed use as Administrative Agent may reasonably request (all of the foregoing, collectively, "RESTORATION AND REPAIR") in respect of which such Proposed Insurance Reinvestment Proceeds were received; PROVIDED, FURTHER, that at the end of such 180 day period, (i) Company shall provide to Administrative Agent an Officer's Certificate, together with such evidentiary documentation as Administrative Agent may request, setting forth the amount, if any, by which the Proposed Reinsurance Reinvestment Proceeds exceeded the total costs of such Restoration and Repair (such excess, the "UNUSED INSURANCE PROCEEDS AMOUNT") and (ii) the Loans shall be repaid and/or the Revolving Loan Commitment Amount shall be permanently reduced by an amount equal to any Unused Insurance Proceeds Amount in accordance with subsection 2.4B(iv).

               6.5    INSPECTION RIGHTS; LENDER MEETING.

               A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records at Company's expense, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company or any of its Subsidiaries may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

               B. LENDER MEETING. Without in any way limiting the foregoing, Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders at least once during each Fiscal Year to be held at Company's principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

               6.6    COMPLIANCE WITH LAWS, ETC.

               Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

               6.7    ENVIRONMENTAL MATTERS.

               A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent and Lenders:

               (i) ENVIRONMENTAL AUDITS AND REPORTS. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its

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     Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

               (ii) NOTICE OF CERTAIN RELEASES, REMEDIAL ACTIONS, ETC. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority under any applicable Environmental Laws, and (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

               (iii) WRITTEN COMMUNICATIONS REGARDING ENVIRONMENTAL CLAIMS, RELEASES, ETC. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Government Authority, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

               (iv) NOTICE OF CERTAIN PROPOSED ACTIONS HAVING ENVIRONMENTAL IMPACT. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

               B. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

               (i) REMEDIAL ACTIONS RELATING TO HAZARDOUS MATERIALS ACTIVITIES. Company shall, to the extent required under all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous

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     Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim against any Loan Party.

               (ii) ACTIONS WITH RESPECT TO ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and
     (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

               6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

               A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary. In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person, to execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank). Notwithstanding anything to the contrary in the foregoing, the requirements of this Section 6.8A (other than notification) will not apply to a Foreign Subsidiary.

               B. FOREIGN SUBSIDIARIES. In the event that any Person becomes a first tier Foreign Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and, if such Foreign Subsidiary is directly owned by Company or a Subsidiary Guarantor, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of the Lenders, a valid and perfected First Priority Lien on 66% of the Capital Stock of such first tier Foreign Subsidiary.

               C. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of

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such Subsidiary's Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel but subject to customary qualifications and exceptions, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters
(including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

               6.9    MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

               A. ADDITIONAL MORTGAGES, ETC. From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property, in the case of clause (ii), excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an "ADDITIONAL MORTGAGE"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may be reasonably required by Administrative Agent.

               B. REAL ESTATE APPRAISALS. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

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               6.10   DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND CASH MANAGEMENT
                      SYSTEMS.

               From and after February 28, 2006, Company shall not permit any Deposit Account or Securities Account at any time to have a principal balance in excess of $500,000 unless Company or such Subsidiary, as the case may be, has
(i) executed and delivered to Administrative Agent a Control Agreement, and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such account, including without limitation, an opinion of counsel reasonably requested by Administrative Agent; PROVIDED that, if Company or such Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Subsidiary to transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Company or such Subsidiary has obtained a Control Agreement. Company shall not permit the aggregate principal balance of all Deposit Accounts and Securities Accounts of Company and of its Subsidiaries (other than Deposit Accounts covered by a Control Agreement) at any time to exceed $3,000,000.

               6.11   FURTHER ASSURANCES.

               Company agrees that from time to time, at Administrative Agent's reasonable request, Company shall, and shall cause its Subsidiaries to, at their expense, promptly execute and deliver, or cause to be executed and delivered, all further agreements, documents and instruments, and do or cause to be done all further acts as may be necessary or desirable, in order to effectuate the Liens and security interests purported to be granted pursuant to this Agreement and the other Loan Documents.

SECTION 7.     COMPANY'S NEGATIVE COVENANTS

               Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation, expiration or Cash collateralization of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

               7.1    INDEBTEDNESS.

               Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (i) Company and its Subsidiaries may become and remain liable with respect to the Obligations;

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

               (ii) Company and its Domestic Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

               (iii) Company and its Domestic Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and purchase money obligations within the limitations of subsection 7.2A(ii) aggregating not in excess of $2,000,000 at any one time;

               (iv) Company may become and remain liable with respect to Indebtedness to any Subsidiary, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other Subsidiary Guarantor; PROVIDED that (a) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or other instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement and (b) if Company or any Subsidiary Guarantor becomes liable with respect to Indebtedness to any Subsidiary which is not a Subsidiary Guarantor, such Indebtedness shall be subordinated in right of payment to the Obligations in a manner and to an extent reasonably satisfactory to Administrative Agent;

               (v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in SCHEDULE 7.1 annexed hereto and any extensions, renewals or refinancings thereof which do not increase the principal amount thereof;

               (vi) Company or a Subsidiary of Company may become and remain liable with respect to Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a direct or indirect wholly-owned Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition; PROVIDED that such Indebtedness is not created in anticipation of such acquisition;

               (vii) Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

               (viii) Company and its Domestic Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

               7.2    LIENS AND RELATED MATTERS.

               A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

               (i)    Permitted Encumbrances;

               (ii) Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary, or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted pursuant to subsection 7.1(iii) incurred by Company or a Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; PROVIDED, HOWEVER, that the Lien shall apply only to the asset so acquired and proceeds thereof;

               (iii) Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, PROVIDED, however, that such Liens exist at the time such person becomes a Subsidiary and are not created in anticipation of such acquisition and in any event, do not in the aggregate secure Indebtedness in excess of $10,000,000 at any time;

               (iv)   Liens described in SCHEDULE 7.2 annexed hereto;

               (v) Liens in respect of Capital Leases permitted pursuant to subsection 7.1(iii);

               (vi)   Liens securing the Obligations; and

               (vii) Other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.

     Notwithstanding the foregoing, Company and its Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC), other than Control Agreements entered into pursuant to subsection 6.10 or the Security Agreement.

               B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; PROVIDED that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

               C. NO FURTHER NEGATIVE PLEDGES. Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than (i) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsections 7.2A(ii) or (v), as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold and (iv) customary restrictions on assignment contained in leases and other contracts.

               D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided in the Loan Documents, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement, (b), as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets and (c) customary restrictions on assignment in leases and other contracts.

               7.3    INVESTMENTS; ACQUISITIONS.

               Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

               (i) Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

               (ii) Company and Subsidiary Guarantors may make and own equity Investments in the Subsidiary Guarantors;

               (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

               (iv) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

               (v) Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date (a) in their respective Subsidiaries existing on the Closing Date and (b) described in SCHEDULE 7.3 annexed hereto;

               (vi) Company and its Subsidiaries may make Investments in their respective Foreign Subsidiaries; PROVIDED that the amount of all such Investments does not exceed $10,000,000 in the aggregate for all such Investments since the Closing Date;

               (vii) Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim;

               (viii) Company and its Subsidiaries may receive Investments in connection with permitted Asset Sales pursuant to subsection 7.7(iii) and other permitted sales of assets under subsection 7.7(v); provided that all such Investments are pledged to Administrative Agent for the benefit of Lenders pursuant to the Security Agreement;

               (ix) Company and its Subsidiaries may acquire assets (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such acquisition) (in each case, a "PERMITTED ACQUISITION") and continue to own such assets after the acquisition thereof; provided that (i) the aggregate cash consideration paid by Company and its Subsidiaries for any one Permitted Acquisition, including cash paid upon consummation of such acquisition and the amount of additional cash reasonably expected to be paid thereafter shall not exceed $25,000,000,
     (ii) after giving effect to such acquisition, Company and its Subsidiaries
     (1) shall not be engaged in any business not permitted by subsection 7.11,
     (2) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such Permitted Acquisition or would result from such acquisition, (3) the Revolving Loan Commitments Amount less the Total Utilization of Revolving Loan Commitments shall be in excess of $10,000,000, and (4) Company shall have delivered to Administrative Agent and the Lenders an Officer's Certificate to the effect set forth in the foregoing clauses (1) through (3); and (iii) on or before the Permitted Acquisition closing date, Lenders shall have received from Company such other documents and information (including financial information) in respect of such Permitted Acquisition as any Lender may (through Administrative Agent) reasonably request.

               (x) Foreign Subsidiaries may make and own Investments in any of the Subsidiaries of Company; and

               (xi) Company and the Subsidiary Guarantors may make and own other Investments in addition to the Investments otherwise permitted in this subsection 7.3; provided that the aggregate amount of such Investments does not exceed $5,000,000.

               7.4    CONTINGENT OBLIGATIONS.

               Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

               (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

               (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

               (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

               (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification, purchase price adjustment and earnout obligations incurred in connection with Permitted Acquisitions, Asset Sales or other sales of assets, in each case, permitted hereunder;

               (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

               (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in SCHEDULE 7.4 annexed hereto; and

               (vii) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; PROVIDED that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $5,000,000.

               7.5    RESTRICTED JUNIOR PAYMENTS.

               Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; PROVIDED that Company may (i) on or promptly following the Closing Date make a dividend to its preferred stockholders in the amount of the Recapitalization Payment and make the other payments included in the Recapitalization and (ii) in connection with the consummation of an initial public offering of any Company's equity Securities, may redeem shares of Capital Stock of the Company in accordance with the terms of the Organizational Documents and not exceeding $53,000,000.

               7.6    FINANCIAL COVENANTS.

               A. MINIMUM CASH INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

PERIOD ENDING                                MINIMUM CASH INTEREST RATIO
--------------                               ---------------------------
First Fiscal Quarter 2006                            3.00:1.00
Second Fiscal Quarter 2006                           3.00:1.00
Third Fiscal Quarter 2006                            3.00:1.00


Fourth Fiscal Quarter 2006                           3.00:1.00
First Fiscal Quarter 2007                            3.50:1.00
Second Fiscal Quarter 2007                           3.50:1.00
Third Fiscal Quarter 2007                            3.50:1.00
Fourth Fiscal Quarter 2007                           3.50:1.00
First Fiscal Quarter 2008                            4:00:1.00
Second Fiscal Quarter 2008                           4:00:1.00
Third Fiscal Quarter 2008                            4:00:1.00
Fourth Fiscal Quarter 2008                           4:00:1.00
First Fiscal Quarter 2009                            4:50:1.00
Second Fiscal Quarter 2009                           4:50:1.00
Third Fiscal Quarter 2009                            4:50:1.00
Fourth Fiscal Quarter 2009                           4:50:1.00
First Fiscal Quarter 2010                            4:50:1.00
Second Fiscal Quarter 2010 and each Fiscal           5:00:1.00
Quarter thereafter

               B. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) the sum of (a) Consolidated EBITDA MINUS (b) cash non-financed Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges, for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

PERIOD ENDING                                MINIMUM FIXED CHARGE COVERAGE RATIO
-------------                                -----------------------------------
First Fiscal Quarter 2006                                 1.10:1.00
Second Fiscal Quarter 2006                                1.10:1.00
Third Fiscal Quarter 2006                                 1.10:1.00
Fourth Fiscal Quarter 2006                                1.10:1.00
First Fiscal Quarter 2007                                 1.10:1.00
Second Fiscal Quarter 2007                                1.10:1.00
Third Fiscal Quarter 2007 and each Fiscal                 1.20:1.00
Quarter thereafter

               C. MAXIMUM LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

PERIOD ENDING                                      MAXIMUM LEVERAGE RATIO
-------------                                      ----------------------
First Fiscal Quarter 2006                                 4.00:1.00
Second Fiscal Quarter 2006                                4.00:1.00
Third Fiscal Quarter 2006                                 3.75:1.00
Fourth Fiscal Quarter 2006                                3.75:1.00
First Fiscal Quarter 2007                                 3.50:1.00
Second Fiscal Quarter 2007                                3.50:1.00

Third Fiscal Quarter 2007                                 3.00:1.00
Fourth Fiscal Quarter 2007                                3.00:1.00
First Fiscal Quarter 2008                                 2.50:1.00
Second Fiscal Quarter 2008                                2.50:1.00
Third Fiscal Quarter 2008                                 2.50:1.00
Fourth Fiscal Quarter 2008 and each Fiscal                2.00:1.00
Quarter thereafter

               7.7    RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

               Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

               (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be reincorporated in another jurisdiction, liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; PROVIDED that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

               (ii) any Foreign Subsidiary that is not a Subsidiary Guarantor may be merged with or into any Subsidiary or be reincorporated in another jurisdiction, liquidated, wound up or dissolved;

               (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute or are excluded from the definition of Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

               (iv) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business, including the abandonment of any trademarks, trade names or other intellectual property no longer useful in the business of the Loan Parties;

               (v) Company and its Subsidiaries may make Asset Sales of assets having an aggregate, cumulative fair market value not in excess of $5,000,000 per Fiscal Year; PROVIDED that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

               (vi) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

               (vii) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

               (viii) any Person may be merged with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; PROVIDED that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

               (ix) a Subsidiary of Company may grant a license to use certain intellectual property of such Subsidiary in connection with the termination of the special servicing services currently exclusively provided by a Subsidiary of the Company to an institutional client, pursuant to an agreement between the Subsidiary of the Company and such institution dated August 2005.

               7.8    CONSOLIDATED CAPITAL EXPENDITURES.

               Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in any Fiscal Year in an aggregate amount in excess of $20,000,000 (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT"); PROVIDED that (i) after any Permitted Acquisition, the Maximum Consolidated Capital Expenditure Amount otherwise permitted in any Fiscal Year shall be increased by an amount equal to 0.07 times an amount equal to one-third of the aggregate revenue of the business acquired in such Permitted Acquisition for the 36-month period most recently ended immediately prior to the closing of the Permitted Acquisition; such calculation being made on a Pro Forma Basis, giving effect to any acquisitions or dispositions affecting such business during such period in a manner reasonably acceptable to Administrative Agent, such calculations to be set forth on the Compliance Certificate delivered with respect to the first Fiscal Quarter ending after the consummation of such Permitted Acquisition, and (ii) any Consolidated Capital Expenditures constituting a Permitted Acquisition shall not be included in the foregoing limitations.

               7.9    TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

               Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; PROVIDED that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary fees and expenses paid to independent members of the Governing Bodies of Company and its Subsidiaries,
(iii) the transactions and payments included in the Recapitalization, or (iv) transactions set forth on SCHEDULE 7.9 hereto; PROVIDED, HOWEVER, that nothing in this Agreement or any Loan Document shall prohibit distributions by a lower-tier entity to its direct or indirect parent to permit such parent to pay its tax liabilities with respect to such lower-tier entity.

               7.10   SALES AND LEASE-BACKS.

               Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; PROVIDED that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

               7.11   CONDUCT OF BUSINESS.

               From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage as its primary business in any businesses other than (i) the business engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

               7.12   AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED
                      INDEBTEDNESS.

               Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

               7.13   FISCAL YEAR.

               Company shall not and shall not permit any of its Subsidiaries to, change their respective Fiscal Year-end or their respective Fiscal Quarter-ends from that in effect on the Closing Date, without the consent of the Administrative Agent.

               7.14   OFAC.

               Neither Company nor any Subsidiary of Company: (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

SECTION 8.     EVENTS OF DEFAULT

               If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

               8.1    FAILURE TO MAKE PAYMENTS WHEN DUE.

               Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

               8.2    DEFAULT IN OTHER AGREEMENTS.

               (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $2,500,000 or more, in each case beyond the end of any grace period provided therefor; or

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          (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

               8.3    BREACH OF CERTAIN COVENANTS.

               Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.2(a) or Section 7 of this Agreement; or

               8.4    BREACH OF WARRANTY.

               Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

               8.5    OTHER DEFAULTS UNDER LOAN DOCUMENTS.

               Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company or such Loan Party of notice from Administrative Agent or any Lender of such default; or

               8.6    INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

               (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

               (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its

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     Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; provided that Company (for itself and its Subsidiaries) hereby expressly authorizes Administrative Agent and Lenders to appear in any court conducting any relevant case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

               8.7    VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

               (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

               (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

               8.8    JUDGMENTS AND ATTACHMENTS.

               Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $2,500,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

               8.9    DISSOLUTION.

               Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

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               8.10   EMPLOYEE BENEFIT PLANS.

               There shall occur one or more ERISA Events that individually or in the aggregate result in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $500,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) and/or unfunded liabilities in respect of Foreign Plans, individually or in the aggregate for all Pension Plans and Foreign Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $2,500,000; or

               8.11   CHANGE IN CONTROL.

               A Change in Control shall have occurred; or

               8.12 INVALIDITY OF LOAN DOCUMENTS; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

               At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby (other than in accordance with its terms), in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in

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clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; PROVIDED that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

               Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

               Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due other than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.     ADMINISTRATIVE AGENT

               9.1    APPOINTMENT.

               A. APPOINTMENT OF ADMINISTRATIVE AGENT. BNP Paribas is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as Administrative Agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

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               Administrative Agent may execute any of its duties under this
Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates ("RELATED PARTIES" ). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

               B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

               In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

               Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative

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Agent until the appointment of a new Supplemental Collateral Agent. Any
Supplemental Collateral Agent must be a "United States Person" as such term is defined for U.S. federal income tax purposes.

               C. CONTROL. Each Lender and Administrative Agent hereby appoints each other Lender as agent for the purpose of perfecting Administrative Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

               9.2    POWERS AND DUTIES; GENERAL IMMUNITY.

               A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Loan Party for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Loan Document to which it is a party (without any consent or approval by the Lenders).

               B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company or any of its Subsidiaries to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any of its Subsidiaries or any other Person liable for the payment of any Obligations, nor such Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall have no liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

               C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent

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under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; PROVIDED that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

               D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

               9.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

               Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit

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or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

               9.4    RIGHT TO INDEMNITY.

               Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent's gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

               9.5 RESIGNATION OF AGENTS; SUCCESSOR ADMINISTRATIVE AGENT AND SWING LINE LENDER.

               A. RESIGNATION; SUCCESSOR ADMINISTRATIVE AGENT. Any Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon notice to Company, to appoint a successor Administrative Agent; provided that so long as no Default or Event of Default exists, Company shall have the right to consent to such appointment (which consent shall not be unreasonably withheld). If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. If such Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent's notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor

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Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. The Agents and any successor Agents must be "United States persons" as such term is defined for U.S. federal income tax purposes.

               B. SUCCESSOR SWING LINE LENDER. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Administrative Agent or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of EXHIBIT VI annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

               9.6    COLLATERAL DOCUMENTS AND SUBSIDIARY GUARANTY.

               Each Lender (which term shall include, for purposes of this subsection 9.6, any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document, and the Subsidiary Guaranty; PROVIDED that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of or departure from any provision contained in any Collateral Document or the Subsidiary Guaranty or
(ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior written consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); PROVIDED FURTHER, HOWEVER, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2; PROVIDED that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of

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subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

               Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant as agent and trustee with the effect that the Lenders each become beneficiaries of the trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and
(ii) except in connection with any such pledge agreement where Administrative Agent holds the security as agent and trustee for the Lenders, appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder. With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

               9.7    DUTIES OF OTHER AGENTS.

               To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

               9.8    ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

               In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or

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otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

               (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections
     2.3 and 10.2) allowed in such judicial proceeding, and

               (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due to Agents under subsections 2.3 and 10.2.

               Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.    MISCELLANEOUS

               10.1 SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

               A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company's rights nor obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent

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contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               B.     ASSIGNMENTS.

               (i) AMOUNTS AND TERMS OF ASSIGNMENTS. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; PROVIDED that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $2,500,000, in the case of any assignment of a Revolving Loan, or $1,000,000, in the case of any assignment of a Term Loan (or $250,000 in the case of any assignment of a Term Loan by a Lender or an Approved Fund to a Lender or an Approved Fund that in each case has, or is affiliated with or managed by a Lender with Affiliates and/or Approved Funds that collectively have, aggregate Term Loan Exposure of not less than $1,000,000, unless Administrative Agent and, so long as no Event of Default under subsections 8.1, 8.6 or 8.7 has occurred and is continuing, Company otherwise consents (such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent, and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld or delayed).

     Upon such execution, and delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of

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     this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; PROVIDED that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection
     2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of EXHIBIT IV, EXHIBIT V or EXHIBIT VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C. Notwithstanding the foregoing, in the case of an assignment to an Eligible Assignee which is, immediately prior to such assignment, an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, such assignment shall be effective between such assigning Lender and its Affiliate or Approved Fund (as the case may be) immediately without compliance with the conditions for assignment under this subsection 10.1B, but shall not be effective with respect to Company, Administrative Agent, any Issuing Lender or any Lender, and Company, Administrative Agent, each Issuing Lender and each Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until the conditions for assignment under this subsection 10.1B have been complied with.

               (ii) ACCEPTANCE BY ADMINISTRATIVE AGENT; RECORDATION IN REGISTER. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) (if required) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7(b)(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). No assignment of any interest

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     in this Agreement shall be effective until such assignment has been recorded in the Register.

               C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; PROVIDED that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or
(ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company's prior written consent. No Participant shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender.

               D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; PROVIDED that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge, (ii) in no event shall any assignee or pledgee be considered to be a "LENDER" or be entitled to require the assigning Lender to take or omit to take any action hereunder, (iii) in no event shall the terms of such assignment or pledge prohibit the Lender from voting in favor of any amendment to any Loan Document which requires only the consent of Requisite Lenders, and (iv) any foreclosure of any such assignment or pledge shall remain subject to the restrictions set forth in subsection 10.1B.

               E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants); PROVIDED that such assignees or participants shall have agreed to be bound by the requirements of subsection 10.19 (it being

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agreed that delivery of such information under a notice stating that the recipient's acceptance thereof constitutes its agreement to be bound by subsection 10.19 shall be deemed to satisfy such requirement).

               F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

               10.2   EXPENSES.

               Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable costs and expenses of Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under this Agreement and any environmental audits or reports provided for under this Agreement; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other out-of-pocket costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments;
(viii) all costs and expenses, including reasonable attorneys' fees and fees, costs and expenses of accountants,

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advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys' fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings; PROVIDED, HOWEVER, that Company shall be responsible under this clause (ix) for the reasonable attorneys fees for counsel and local counsel to the Administrative Agent and for only one other counsel for all other Lenders (and one local counsel for each jurisdiction for which a local counsel is reasonably required).

               10.3   INDEMNITY.

               In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Administrative Agent and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); PROVIDED that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

               As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (including allocated costs of internal counsel) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Existing Subordinated Debt Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the

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enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or
(iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

               To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

               10.4   SET-OFF.

               In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default and consultation with Administrative Agent, each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including payroll, escrow and trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

               10.5   RATABLE SHARING.

               Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents (including any bid or purchase at public or private sale) or otherwise, or as adequate protection of a deposit treated as Cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender

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receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

               10.6   AMENDMENTS AND WAIVERS.

               A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or any other Loan Documents (other than Hedge Agreements), and no consent to any departure by Loan Party or any other Person therefrom, shall in any event be effective without the prior written concurrence of Requisite Lenders; PROVIDED that any such amendment, modification, termination, waiver or consent which:

                      (a) extends the final scheduled maturity of any Loan or Note, or extends the stated maturity of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, or reduces the rate or extends the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduces the principal amount thereof (except to the extent repaid in cash) shall not be effective without the prior written consent of each Lender directly affected thereby; or

                      (b) (i) releases all or substantially all of (x) the Collateral (except as expressly provided in the Loan Documents) under all the Collateral Documents, or (y) the Loan Parties (except as expressly provided in the Loan Documents) from their obligations under the Subsidiary Guaranty; (ii) amends, modifies or waives any provision of this subsection 10.6; (iii) reduces the percentage specified in the definition of "REQUISITE LENDERS" or "REQUISITE CLASS LENDERS" (it being

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               understood that, with the consent of Requisite Lenders,
               additional extensions of credit (within an existing Class or a new Class) pursuant to this Agreement may be included in the determination of Requisite Lenders and Requisite Class Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Closing Date); and
               (iv) consents to the assignment or transfer by Company of any of its rights and obligations under this Agreement or any other Loan Document shall be effective only if evidenced in a prior writing signed by or on behalf of all Lenders.

               In addition, (i) no amendment, modification, termination or waiver which shall increase the Commitment of any Lender over the amount then in effect or postpone the scheduled date of expiration of the Commitment of any Lender shall be effective without the prior written consent of such Lender (it being understood that, waivers or modifications of conditions precedent, covenants, Potential Events of Default or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),
(ii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (iv) no amendment, modification, termination or waiver of any provision of subsection 2.4 which has the effect of reducing or postponing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class; PROVIDED that any change to the stated amount or specified date of scheduled amortization payments set forth in subsection 2.4A shall not be effective without the written concurrence of all Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not the other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (iv)), and (v) no amendment, modification, termination or waiver of any provision of Section 3 or other provisions in this Agreement relating to Letters of Credit or Issuing Lender shall be effective without the written concurrence of Issuing Lender which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued by it.

               B. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

               10.7   INDEPENDENCE OF COVENANTS.

               All covenants under Section 7 shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists; PROVIDED that if there are multiple exceptions to any one covenant, a particular action or condition not permitted by one exception to such covenant, may be permitted by another exception to such covenant without the occurrence of an Event of Default or Potential Event of Default.

               10.8   NOTICES; EFFECTIVENESS OF SIGNATURES.

               Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information, and to distribute agreements and other documents to be signed by Administrative Agent, Lenders and the Loan Parties. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, PROVIDED that approval of such procedures may be limited to particular notices or communications.

               Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in `PDF' format by electronic mail; PROVIDED, HOWEVER, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; PROVIDED, HOWEVER, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

               10.9   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

               A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

               B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

               10.10  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

               No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

               10.11  MARSHALLING; PAYMENTS SET ASIDE.

               Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause (and whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

               10.12  SEVERABILITY.

               In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.

               The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

               To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby, except to the extent of such Indemnitee's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

               10.14  RELEASE OF SECURITY INTEREST OR GUARANTY.

               Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Administrative Agent shall, at such Loan Party's expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

               10.15  APPLICABLE LAW.

               THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

               10.16  CONSTRUCTION OF AGREEMENT; NATURE OF RELATIONSHIP.

               Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

               10.17  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

               ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

               (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

               (II)   WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

               (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR

     CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

               (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

               (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

               (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

               10.18  WAIVER OF JURY TRIAL.

               EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

               10.19  CONFIDENTIALITY.

               Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures
(a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors solely in connection with such Lender's rights and obligations hereunder and under the other Loan Documents and not for unrelated purposes (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to a written agreement containing provisions substantially the same as those of this subsection 10.18, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.18 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company, (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates or
(j) to the extent that such disclosure relates to the tax treatment or tax structure of the transactions contemplated by this Agreement; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examinations or inquiries of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED, FURTHER that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary "tombstone" advertisements (which may include any of Company's or its Subsidiaries' trade names or corporate logos) in publications of its choice (including without limitation "e-tombstones" published or otherwise circulated in electronic form and related hyperlinks to any of Company's or its Subsidiaries' corporate websites) at its own expense.

               10.20  USA PATRIOT ACT.

               Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "ACT"), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

               10.21  COUNTERPARTS; EFFECTIVENESS.

               This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                [**Remainder of page intentionally left blank**]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

               COMPANY:         CLAYTON HOLDINGS, INC.


                                By: /s/ Frederick C. Herbst
                                   ----------------------------------
                                     Name: Frederick C. Herbst
                                     Title: Chief Financial Officer


                                Notice Address:

                                      2 Corporate Drive
                                      Shelton, Connecticut 06484

               LENDERS:

                                BNP PARIBAS,
                                individually and as Administrative Agent


                                By: /s/ Amy Kirschner
                                   ----------------------------------------
                                     Name: Amy Kirschner
                                     Title: Director


                                Notice Address:

                                      787 Seventh Avenue, 32nd Floor
                                      New York, NY 10019

                                JPMORGAN CHASE BANK, N.A.


                                By: /s/ Eugene J. Ward
                                   ----------------------------------
                                     Name: Eugene J. Ward
                                     Title: Vice President


                                Notice Address:

                                      1166 Avenue of the Americas
                                      26th Floor
                                      New York, NY 10036

                                  SCHEDULE 2.1

               REVOLVING LENDERS' COMMITMENTS AND PRO RATA SHARES

                                        Revolving      Pro Rata
                                          Loan        Share (Re:
                 Lender                Commitment    Rev. Loans)
                 ------                ----------    -----------
     BNP Paribas                      $ 25,000,000   62.500000000%
     JPMorgan Chase Bank, N.A.        $ 15,000,000   37.500000000%

                 TOTAL                $ 40,000,000            100%

                                  Schedule 2.1

                                  SCHEDULE 5.1

                             SUBSIDIARIES OF COMPANY

                                                  Ownership
                  Jurisdiction of    Direct       By (Each)
       Entity      Organization     Parent(s)   Direct Parent
       ------      ------------     ---------   -------------
                                                            %

                                   Schedule-2